Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

dated as of

August 6, 2025

by and between

PERCY ACQUISITION LLC

and

WLE MANAGEMENT PARTNERS, L.P.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Table of Exhibits

Exhibit A – Escrow Agreement

Exhibit B – Net Working Capital Illustration

Exhibit C – Release Agreement

Exhibit D – Distribution and Redemption Agreement

Exhibit E – Form of Voting Trust Agreement

-v-

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (together with the exhibits and schedules hereto and as this Agreement and any of the foregoing may be amended from time to time in accordance with its terms, this “Agreement”) dated as of August 6, 2025 by and between Percy Acquisition LLC, a Delaware limited liability company (“Buyer”), and WLE Management Partners, L.P., a Delaware limited partnership (“Seller”), relating to the purchase and sale of shares of capital stock of The Wheeling Corporation, a Delaware corporation (the “Company”).  Each of Seller and Buyer may be referred to herein as a “Party” and collectively the “Parties”.

Recitals

A.         As of the date hereof, Seller and Wheeling & Lake Erie Railway Company (“WLE”), a wholly-owned subsidiary of the Company, are the record and beneficial owners of all of the issued and outstanding shares of capital stock of the Company (the “Shares”).

B.        At the Closing, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the shares of capital stock of the Company owned by Seller (the “Purchased Shares”), upon the terms and subject to the conditions hereinafter set forth.

C.          Concurrently with the execution and delivery of this Agreement, as a condition and material inducement to Buyer to enter into this Agreement, certain equityholders of the Company have entered into Restrictive Covenant Agreements with Buyer (the “Restrictive Covenant Agreements”).

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein (the receipt and sufficiency of which are hereby acknowledged and agreed), the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
Definitions

Section 1.01 Definitions.  In this Agreement, the following words and expressions shall have the following meanings:

“Adjustment Amount” has the meaning set forth in Section 2.06(d).

“Adjustment Escrow Account” means the adjustment escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Adjustment Escrow Amount” means $5,000,000.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings under this Agreement; provided, however, that none of Mubadala Investment Company, Fortress Investment Group, any of their respective Subsidiaries, any investment funds managed by any of the foregoing or any portfolio investments or entities owned or managed by any of the foregoing (other than FTAI Infrastructure Inc. and its Subsidiaries) shall be Affiliates of Buyer for purposes of this Agreement.  For the avoidance of doubt, (a) Affiliates of Seller will include the Company Group prior to Closing, and (b) Affiliates of Buyer will include the Company Group after Closing.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means, with respect to any Person, all domestic federal, unpreempted state or local Laws that apply to such Person.

“Ares” means (i) Ares Management LLC and its Affiliates, and (ii) and any funds, investment vehicles or accounts managed or advised by (x) Ares Management LLC or (y) any of its Affiliates.

“Auditor” has the meaning set forth in Section 2.06(c).

“Balance Sheet Date” has the meaning set forth in Section 3.07.

“Base Purchase Price” means $1,050,000,000.

“Business” means the business as conducted by the Company Group during the 12-month period immediately prior to the date of this Agreement (including the business of owning or having other rights in, and operating Railroad Assets to provide rail transportation, logistics, transloading, terminal switching, storage, rolling stock repair and related services).

“Business Day” means any day, other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Cure Period” has the meaning set forth in Section 9.01(a)(v).

“Buyer Fundamental Warranties” shall mean the representations and warranties set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04(a), Section 4.04(b), and Section 4.08.

“Cash” means, with respect to any Person as of any time, all cash or cash equivalents, checks, money orders, marketable securities, short-term instruments, bank and other depositary accounts, certificates of deposit, time deposits, negotiable instruments, securities and brokerage accounts, funds in time and demand deposits or similar accounts, in each case, maturing within ninety (90) days from the Closing Date, held by or on behalf of such Person at such time, and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of such Person at such time, in each case calculated and determined in accordance with GAAP; provided that Cash shall be calculated net of any written or issued but uncleared checks, ACH transactions and other wire transfers and drafts written or issued by such Person as of such time; and provided, further, that Cash will not include any cash in the Discretionary Unit Program Account.

“Closing” has the meaning set forth in Section 2.03.

“Closing Cash Excess” means an amount by which the aggregate amount of Cash of the Company Group as of the Reference Time exceeds $10,000,000.

“Closing Cash Shortfall” means an amount equal to the greater of (a) $10,000,000 minus the aggregate amount of Cash of the Company Group as of the Reference Time and (b) zero dollars.

“Closing Date” means the date of the Closing.

“Closing Net Working Capital” means Net Working Capital as of the Reference Time.

“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive, negative or zero, equal to the Closing Net Working Capital minus the Target Net Working Capital.

“Closing Transaction Expenses” means the aggregate amount, without duplication, of (a) all out-of-pocket fees and expenses (whether or not yet invoiced), incurred by or to be paid by, any Company Group member in connection with the negotiation, preparation or execution of this Agreement or the other Transaction Agreements or the performance or consummation of the transactions contemplated hereby or thereby, in each case, to the extent unpaid and incurred by or to be paid by any Company Group member, as of the Closing, and (b) all “change of control”, retention, transaction, severance or separation payments or benefits, or other compensation or benefits payable or provided to any Service Provider (including the Discretionary Unit Program Amount), in each case, that are payable or provided as a result of or in connection with the preparation or execution of this Agreement or the other Transaction Agreements or the performance or consummation of the transactions contemplated hereby or thereby (including the separation of the Service Providers set forth on Section 6.01 of the Seller Disclosure Schedule immediately prior to, or concurrently with, the Closing), in each case, together with the employer portion of employment and payroll Taxes associated therewith; provided that “Closing Transaction Expenses” shall not include (x) any fees or expenses incurred by, or on behalf of, Buyer or any of its Affiliates (including any such costs incurred at the Closing and where “Affiliates” is not deemed to include the Company Group members) in connection with the performance by Buyer or any of its Affiliates of the transactions contemplated hereby or (y) any fees, expenses or liabilities specified in this Agreement to be incurred at the expense of Buyer or any of its Affiliates.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 3.19(b).

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Person with respect to any objective under this Agreement, such efforts to accomplish the objective as such Person would normally use to accomplish a similar objective as expeditiously as reasonably possible under similar circumstances exercising reasonable business judgment.  “Commercially Reasonable Efforts” will not require a Party (a) to make payments to unaffiliated third parties, incur non-de minimis liabilities to unaffiliated third parties or grant any non-de minimis concessions or accommodations, in each case, in order to obtain a consent from such unaffiliated third party unless the other Party agrees to reimburse and make whole such Party to its reasonable satisfaction for such payments, liabilities, concessions or accommodations requested to be made by the other Party (such reimbursement and make whole to be made promptly after the determination thereof following the Closing or, with respect to items incurred after the Closing, promptly thereafter), (b) to violate any Law or (c) to initiate any Legal Proceeding.

“Commitment Letters” has the meaning set forth in Section 4.05(b).

“Common Stock” has the meaning set forth in Section 3.05.

“Company” has the meaning set forth in the Preamble.

“Company Books and Records” means (a) all corporate or limited liability company minute books and related stock records of the Company Group members and (b) all other books, records, files and papers, whether in hard copy or computer format, including invoices, ledgers, correspondence, plats, drawings, photographs, product literature, sales and promotional literature, equipment test records, studies, reports, manufacturing and quality control records and procedures, research and development files, manuals and data, sales and purchase correspondence, distribution lists, customer lists, lists of suppliers, personnel and employment records and accounting and business books, records, files, documentation and materials.

“Company Data” means all Data of the Company Group.

“Company Employee” means any employee who is employed by the Company Group (including any employees who are furloughed, out on disability, absent from work on leave of absence or otherwise).

“Company Group” means, collectively, the Company and each of its direct and indirect Subsidiaries.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by the Company Group.

“Confidential Information” means (a) with respect to Buyer, the terms of this Agreement and the other Transaction Agreements and all confidential and/or proprietary information regarding Buyer and its Affiliates (including, from and after the Closing, the Company Group) and (b) with respect to Seller, the terms of this Agreement and the other Transaction Agreements and all confidential and/or proprietary information regarding Seller and its Affiliates (excluding, from and after the Closing, the Company Group).  Notwithstanding the foregoing, in no event shall “Confidential Information” include (y) any information that is, or thereafter becomes, available to and known by the public other than through a violation of the Confidentiality Agreement or the receiving Party’s obligations in Section 5.06(b) or (z) any information that is, or thereafter becomes, available to a Party or its Representatives on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information to such Party or its Representatives by a legal, fiduciary, or contractual obligation.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement, by and between Transtar, LLC and Wheeling & Lake Erie Railway Company, a Delaware corporation, dated as of January 21, 2025.

“Continuing Employee” has the meaning set forth in Section 6.01.

“Contract” means any legally binding executory contract, subcontract, agreement, license, sublicense, lease, sublease, instrument, indenture, promissory note or other legally binding commitment or undertaking, whether written or oral.

“Current Representation” has the meaning set forth in Section 10.11(a).

“Damages” means any damage, loss, liability or obligation (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise and whether in contract, tort, strict liability or otherwise), and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any Legal Proceeding); provided that “Damages” shall not include any punitive or exemplary damages.

“Data” means all data and collections of data, whether machine readable or otherwise, including to the extent applicable the following: financial and business information, including rates and pricing data and information, earnings reports and forecasts, macro-economic reports and forecasts, marketing plans, business and strategic plans, general market evaluations and surveys, budgets, accounting, financing and credit-related information, quality assurance policies, procedures and specifications, customer information and lists, and business and other processes, procedures and policies (including, for example, handbooks and manuals, control procedures, and process descriptions), including any blueprints, diagrams, flow charts, or other charts, user manuals, training manuals, training materials, command media, and documentation, and other financial or business information.

“Data Room” means the virtual data room prepared by Seller on Intralinks.

“Debt Commitment Letter” has the meaning set forth in Section 4.05(b).

“Debt Financing” has the meaning set forth in Section 4.05(b).

“Debt Financing Commitments” has the meaning set forth in Section 4.05(b).

“Debt Financing Sources” means, collectively, the financial institutions and other entities party to the Debt Commitment Letter and any Person that provides, or has entered into, or in the future enters into, any binding agreement with Buyer or any of its Affiliates in connection with, or that is otherwise acting as a lender, arranger, bookrunner, manager, agent or any other similar representative in respect of, all or any part of the debt financing contemplated by the Debt Commitment Letter or any other financing of all or a portion of the amounts required to be paid by Buyer as set forth herein and any other financial institutions, lenders or investors with respect to the Debt Financing, together with any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective direct or indirect, former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives and their respective successors or assignees; provided that neither Buyer nor any Affiliate of Buyer shall be a Debt Financing Source.

“Deficit Amount” has the meaning set forth in Section 2.06(e).

“Determination Date” has the meaning set forth in Section 2.06(c).

“Discretionary Unit Program Account” means a segregated money market account of the Company to be used solely to pay the Discretionary Unit Program Amount in accordance with Section 6.08.

“Discretionary Unit Program Amount” means the aggregate amount equal to (i) the cash amount payable to each Discretionary Unit Program Participant as set forth on the Discretionary Unit Program Schedule, plus (ii) the employer portion of any payroll, social security, unemployment, employment or similar Taxes that would be required to be paid by the Company in respect of the amounts provided in clause (i).

“Discretionary Unit Program Participant” means each Company Employee set forth on the Discretionary Unit Program Schedule.

“Discretionary Unit Program Schedule” means a schedule, to be delivered by the Company to Buyer at least four Business Days before the Closing Date, setting forth the name of each Discretionary Unit Program Participant and with respect to each such Discretionary Unit Program Participant, the portion of the Discretionary Unit Program Amount allocable to such Discretionary Unit Program Participant.

“Dispute” has the meaning set forth in Section 10.11(a).

“Disputed Items” has the meaning set forth in Section 2.06(c).

“Disqualified Individual” has the meaning set forth in Section 6.07.

“Distribution and Redemption Agreement” has the meaning set forth in Section 5.15.

“Employee Benefit Plan” means any written or unwritten (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or (b) compensation, benefit, employment, consulting, severance or termination, salary continuation, bonus, incentive, equity or equity-based, retirement, pension, profit sharing, deferred compensation, retention, change-in-control, health, dental, vision, post-employment or post-retirement, welfare, employee loan, life insurance, disability, fringe benefit, tuition, vacation or paid time off, staffing agency or professional employer organization or any other similar plan, program, practice, policy, agreement, Contract, fund or arrangement, in each case, whether funded or unfunded and whether or not tax-qualified (i) that is sponsored, maintained or contributed to by any Company Group member or any ERISA Affiliate thereof, (ii) to which any Company Group member or any ERISA Affiliate thereof is a party, or (iii) under which any Company Group member or any ERISA Affiliate thereof has or could reasonably be expected to have any direct or indirect liability (including contingent liability).

“End Date” has the meaning set forth in Section 9.01(a)(ii).

“Enforceability Exception” has the meaning set forth in Section 3.02(b).

“Equity Commitment Letter” has the meaning set forth in Section 4.05(b).

“Equity Financing” has the meaning set forth in Section 4.05(b).

“Equity Financing Commitments” has the meaning set forth in Section 4.05(b).

“Equity Interests” means (a) any share, capital stock, partnership, membership or similar interest in any Person and (b) any option, warrant, restricted stock, profits interest, right or other Contract to purchase or otherwise acquire any such interest in any Person referred to in clause (a) or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“Equity Investor” has the meaning set forth in Section 4.05(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is or was, at the relevant time, treated as a single employer with the Company Group pursuant to Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit A, to be entered into by Seller, Buyer and the Escrow Agent on or prior to the Closing Date.

“Estimated Closing Cash Excess” has the meaning set forth in Section 2.04.

“Estimated Closing Cash Shortfall” has the meaning set forth in Section 2.04.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.04.

“Estimated Closing Purchase Price” means, without duplication, the Base Purchase Price, plus (a) the Estimated Net Working Capital Adjustment Amount, minus (b) Estimated Closing Transaction Expenses, minus (c) Estimated Closing Cash Shortfall, if any, and plus (d) Estimated Closing Cash Excess, if any.

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 2.04.

“Estimated Net Working Capital Adjustment Amount” means an amount, which may be positive, negative or zero, equal to the Estimated Closing Net Working Capital minus Target Net Working Capital.

“Excess Parachute Payments” has the meaning set forth in Section 6.07.

“FCC” has the meaning set forth in Section 5.12.

“FCC Licenses” has the meaning set forth in Section 5.12.

“Final Closing Statement” has the meaning set forth in Section 2.06(a).

“Financial Statements” has the meaning set forth in Section 3.07.

“Financing” has the meaning set forth in Section 4.05(a).

“Financing Commitments” has the meaning set forth in Section 4.05(b).

“Financing Source” means each Person (including each agent and arranger) that commits to provide or to cause to provide the Financing, together with their respective Affiliates and Representatives involved in the Financing and their permitted successors and assigns (including but not limited to, each Debt Financing Source and the Equity Investor).

“Financing Related Parties” means (i) Ares, or (ii) any former, current or future general or limited partners, stockholders, managers, members, agents, Representatives, Affiliates, successors or assigns of Ares or the applicable Financing Source.

“Fraud” means actual and intentional common law fraud under Delaware law (and not negligent misrepresentation or omission, or any form of equitable fraud, constructive fraud, promissory fraud, unfair dealings or fraud based on recklessness, negligence, or gross negligence) committed by a Party with respect to the making of the representations and warranties included herein (in the case of Seller, as qualified by the Seller Disclosure Schedule) or in any certificate or other agreement delivered in connection with this Agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any domestic federal, state, municipal, or local government or any foreign government (including any subdivision, court or tribunal, administrative agency, regulatory body or commission or other authority of any of the foregoing, any state Governor or the President of the United States), or any quasi‑governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority or any arbitrator or arbitral body, in each case, of competent jurisdiction.

“Historical Financial Statements” has the meaning set forth in Section 3.07.

“Improvements” means all buildings, physical plants, structures, fixtures, improvements, systems, machinery, equipment, leasehold improvements (whether owned or leased) or other additions permanently or semi-permanently affixed to or included in the Real Property.

“Increase Amount” has the meaning set forth in Section 2.06(e).

“Indebtedness” means all payment obligations (including in respect of principal, interest, premiums (including make-whole premiums), prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, the transactions contemplated hereby) of the Company Group, without duplication, in respect of: (a) borrowed money, (b) obligations evidenced by bonds, notes, debentures or other similar instruments, (c) lease obligations that are required to be capitalized as finance lease obligations in accordance with GAAP, (d) extensions of credit to or for the account of that Person (including reimbursement or payment obligations of such Person relating to drawn letters of credit, bankers’ acceptances, surety or other bonds or similar instruments) or for the deferred purchase price of property or other assets or services (including any outstanding “earnout” and similar obligations with respect to any acquisition (which shall be calculated at the maximum potential amount due)) or arising under conditional sale or other title retention agreements, in each case other than trade payables arising in the ordinary course of business, (e) any interest rate, currency or other hedging agreements, (f) any accrued asset retirement obligations that remain unpaid as of the end of the day on the Closing Date, (g) any accrued or earned but unpaid severance or other termination-related payments or obligations (other than payments with respect to unused paid time off payable upon termination of a Company Employee’s employment), (h) any deferred compensation earned or accrued on or prior to the Closing (other than with respect to the acceleration of equity awards or payments under the Company’s discretionary unit program that the Company may pay in connection with the transactions contemplated under this Agreement), (i) unfunded or underfunded deferred compensation, post-termination health and welfare benefits, and pension benefits (with the required funding level for tax-qualified defined benefit plans measured at the level required for certification under Section 4041(b)(2)(A)(i) of ERISA), (j) any accrued Federal Employers Liability Act liabilities that remain unpaid as of the end of the day on the Closing Date, in each case, including (to the extent applicable) employer retirement plan contributions and, in each case, for clauses (g) through (i), together with the employer portion of employment and payroll Taxes associated therewith, in each case, that remain unpaid as of the end of the day on the Closing Date, (k) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (a) through (j) to the extent guaranteed by any Company Group member, and (l) any indebtedness or other obligations of any other Person described in the preceding clauses (a) through (k) to the extent secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by any Company Group member; provided that notwithstanding anything to the contrary in the foregoing, Indebtedness shall not include any Closing Transaction Expenses, trade payables, or regular freight accounts payable (including car hire payments, payments under trackage rights or joint facilities agreements, and payments under the Interline Settlement System or other similar industry payment processes).

“Intellectual Property Rights” means any trademark, service mark, trade name, rights in logos, trade dress, domain name, mask work, invention, patent, trade secret, copyright, moral rights, database rights, rights in designs, rights in confidential information, or know-how (in each case whether registered or unregistered, and including any registrations or applications for registration of any of the foregoing), in each case anywhere in the world.

“Interim Financial Statements” has the meaning set forth in Section 3.07.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Buyer” or “Buyer’s Knowledge” or any other similar knowledge qualification in this Agreement that references Buyer means the actual knowledge, as of the date the underlying representation or warranty is being made, of those individuals set forth on Section 1.01(a) of the Buyer Disclosure Schedule which shall be deemed to include the knowledge any such individual should have had as of the date of the representation after reasonable consultation with all of such individual’s direct reports who would reasonably be expected to have knowledge of the applicable matters.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification in this Agreement that references Seller means the actual knowledge, as of the date the underlying representation or warranty is being made, of those individuals set forth on Section 1.01(b) of the Seller Disclosure Schedule which shall be deemed to include the knowledge any such individual should have had as of the date of the representation after reasonable consultation with all of such individual’s direct reports who would reasonably be expected to have knowledge of the applicable matters.

“Law” means any law, statute, code, ordinance, rule, regulation, treaty, decree, directive, convention or Order of any Governmental Authority.

“Leased Personal Property” has the meaning set forth in Section 3.17(b).

“Leased Real Property” means the real property (including all Improvements thereon) in which any Company Group member has a leasehold interest, excluding real property underlying the Rail Facilities.

“Legal Proceeding” means any judicial, administrative or arbitral action, suit, litigation, claim, complaint, citation, proceeding (public or private) or other action by or before a Governmental Authority or arbitrator.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, deed to secure debt, charge, pledge, lien, assignment, hypothecation, security interest, title retention, easement, encroachment, right of way, lease, sublease, license, sublicense, trackage right or other rights of use or occupancy, agreement or option to sell or lease, right of first refusal or first offer, exception, imperfection, defect or irregularity in title, covenant, condition or restriction, reservation (including, without limitation, for water, mineral, oil or gas rights) or any other security agreement or arrangement in respect of such property or asset.

“Marketing Material” has the meaning set forth in Section 5.10(c).

“Marketing Period” means the period commencing with the date of this Agreement and ending on the date that is 14 days after the date of this Agreement; provided, that the Marketing Period shall end on any earlier date prior to the end of the 14-day period on which the proceeds of the Financing are obtained.

“Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company Group, taken as a whole; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:  (a) changes in GAAP or changes in accounting requirements applicable to any industry in which the Company Group operates, (b) changes in the financial, securities, commodities currency, capital or credit markets or in general economic, political or regulatory conditions in any jurisdiction in which the Company operates, (c)  acts of war, sabotage or terrorism, natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events), (d) any public health emergencies, pandemics, epidemics or disease outbreak or the worsening of any of the foregoing conditions (including the COVID-19 virus or any variant or strain thereof) which are existing on the date of this Agreement, (e) trade disputes or the imposition or removal of tariffs, (f) changes in Applicable Laws, pronouncements or guidelines (or revised guidelines) issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, health conditions (including any public health emergency, pandemic, epidemic or disease outbreak (including the COVID-19 virus or any variant or strain thereof)), (g) the negotiation, execution or performance of this Agreement, the announcement, pendency or consummation of the transactions contemplated hereby, the identity of Buyer or any facts or circumstances relating to Buyer or the announcement or other disclosure of Buyer’s plans or intentions with respect to the Company after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Company with clients, customers, employees, suppliers, vendors, service providers or Governmental Authorities, (h) any failure to meet any internal or analysts’ projections, forecasts or predictions in respect of financial performance (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (i) any action taken (or omitted to be taken) at the request of or with the written consent of Buyer, (j) any action taken by Seller or the Company that is required pursuant to this Agreement or (k) any strike, shutdown, other labor dispute, lockout, or local, national or international political, labor or social conditions, except in the case of clauses (a) through (f), to the extent the Company Group, taken as a whole, is materially and disproportionately affected thereby relative to other participants in the industry or industries in which the Company Group operates (in which case only the incremental material and disproportionate effect or effects may be taken into account in determining whether there has been a Material Adverse Effect).  For the avoidance of doubt, a “Material Adverse Effect” shall be measured only against past performance of the Company Group, and not against any forward-looking statements, projections or forecasts of the Company Group or any other Person.

“Material Customer” has the meaning set forth in Section 3.23(a).

“Material Supplier” has the meaning set forth in Section 3.23(b).

“Maumee River Bridge” means the pivot bridge over the Maumee River in Toledo, Ohio known as the Toledo Pivot Bridge, together with any and all tracks, rails, ties, switches, piers, abutments, retaining walls, machinery, control circuits, communication and power lines and all other personal property and improvements affixed thereto or located between mileposts 2.65 and 3.0 on Norfolk Southern Railway Company’s Cherry St. Branch Line.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Working Capital” means, as of any date, (i) the aggregate value of the current assets of the Company Group as of such date minus (ii) the aggregate value of the current liabilities of the Company (including accrued non-income Taxes not yet due and payable) as of such date, in each case, to the extent specifically listed, and strictly limited to the line items on the illustrative calculation of Net Working Capital set forth in Exhibit B and calculated in accordance with GAAP; provided that Net Working Capital shall exclude (A) all intercompany receivables and intercompany payables, (B) Closing Transaction Expenses, and (C) any amounts included in the definition of Cash. For the avoidance of doubt, Net Working Capital will be determined (i) without giving effect to the transactions contemplated hereby and (ii) in the case of non-income Taxes, consistent in all cases and for all purposes with the past practices of the Company Group in determining such non-income Taxes and the filing of any applicable non-income Tax Return and, without limiting the generality of the foregoing, without regard to any (A) making, changing, or rescinding of any Tax election for a period prior to the Closing, (B) change in the Tax treatment of any item on a Tax Return filed after the Closing as compared to the treatment of such item on a Tax Return filed by the Company Group prior to the Closing, (C) filing of any amended Tax Return, (D) agreement to any adjustment of any item with the IRS or any other Taxing Authority or any other resolution of an audit or other proceeding with the IRS or any other Taxing Authority, (E) filing or re-filing of any Tax Return, (F) making of any Tax election that has retroactive effect to any period prior to the Closing, (G) filing of any ruling or request with any Taxing Authority, (H) entering into of any voluntary disclosure agreement or program with any Taxing Authority, (I) transaction after the Closing on the Closing Date that is outside the ordinary course of business and not otherwise contemplated by this Agreement, or (J) filing of any Tax Return following the Closing Date in a jurisdiction where the applicable member of the Company Group did not file a Tax Return on or prior to the Closing Date, in each case, done after the Closing by, at the direction of, or without objection by, Buyer.

“NS Waiver” means the written documentation in form and substance reasonably satisfactory to Buyer, evidencing Norfolk Southern Railway Company’s waiver of its right to terminate that certain Bellevue – Toledo Trackage Rights and Haulage Agreement between the Company and Norfolk Southern Railway Company, dated as of March 28, 2011.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“ordinary course of business” means, unless specifically indicated otherwise, any actions taken by the Company Group members (individually or collectively, as applicable), which are consistent with the past usual customs and practices of the applicable Company Group members or Seller.

“Organizational Documents” means (a) the articles or certificates of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement, stockholders’ agreement, voting agreement, registration rights agreement or similar document adopted, entered into, or filed in connection with the creation, formation or organization of a Person or otherwise, and (f) any amendment to or equivalent of any of the foregoing.

“Owned Real Property” means all real property (including yards, terminals, ports, docks, transloading facilities and all other Improvements thereon) owned by any Company Group member, excluding real property underlying the Rail Facilities.

“Party” has the meaning set forth in the Preamble.

“Permits” means permits, licenses, variances, exemptions, authorizations, identification numbers, orders and approvals issued by a Governmental Authority.

“Permitted Liens” means (a) mechanics, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (b) Liens for Taxes, assessments and other governmental levies, fees or charges not yet delinquent or which are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (c) purchase money Liens and Liens securing rental payments under capital lease agreements, (d) Liens that were not incurred in connection with any Indebtedness and do not materially interfere with the use of such real property in the Business by any member of the Company Group, (e) Liens on real property that are matters of public record or would be disclosed by a current, accurate survey or physical inspection of such real property; provided, however, that any such matters do not materially interfere with the use of such real property in the Business by any member of the Company Group, (f) zoning, building codes and other applicable land use Laws regulating the uses or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and that are not materially violated by the current use or occupancy of such real property or the applicable Company Group member’s operations, (g) to the extent terminated on or before Closing, Liens securing payment, or any other obligations, of the Company Group with respect to Indebtedness, (h) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property, (i) any right, interest, Lien or title of a fee owner, grantor, lessor, sublessor or licensor under an easement, right of way or access agreement, lease, sublease, license or other occupancy or use agreement or in the property being leased or so conveyed or licensed not granted by any member of the Company Group, (j) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar Laws, (k) Liens filed with the STB as of the date of this Agreement, and (l) Liens described in Section 1.01(c) of the Seller Disclosure Schedule.

“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“Personal Property” means tangible, personal property or chattels, including vehicles, machinery, equipment, tools, furniture, spare rail, ties and other track material, inventories, locomotives, rail cars and other rolling stock, maintenance of way equipment and other tangible personal property.

“Personal Property Leases” has the meaning set forth in Section 3.17(b).

“Pre-Closing Restructuring” has the meaning set forth in Section 5.15.

“Preliminary Closing Statement” has the meaning set forth in Section 2.04.

“Purchase Price” means the Base Purchase Price, plus (a) the Closing Net Working Capital Adjustment Amount, if any, minus (b) the Closing Transaction Expenses, if any, minus (c) the Closing Cash Shortfall, if any, plus (d) the Closing Cash Excess, if any, each as finally determined pursuant to Section 2.06.

“Purchased Shares” has the meaning set forth in the Recitals.

“R&W Insurance Policy” has the meaning set forth in Section 5.09.

“R&W Insurers” means the insurers providing the R&W Insurance Policy.

“Rail Facilities” has the meaning set forth in Section 3.15.

“Railroad Assets” means, collectively, the Personal Property used in the Business and the Rail Facilities.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Reference Time” means 12:01 am (Eastern time) on the Closing Date.

“Related Party Agreement” has the meaning set forth in on Section 3.24(a).

“Release Agreement” means the release agreement, dated as of the Closing Date, to be entered into by Seller, Buyer and the Company, substantially in the form of Exhibit C.

“Representatives” means, with respect to any Person, any officer, director, principal, partner, manager, attorney, accountant, agent, employee, consultant, financial or other advisor or other authorized representative of such Person.

“Required Information” means, as of any date, collectively, (a) the financial statements referenced in Section 3.07 and the unaudited, consolidated balance sheet of the Company Group as of March 31, 2025 and the related statements of income, changes in stockholder’s equity and cash flows for the 9-month period then ended, (b) all financial statements of the Company and its Subsidiaries that are necessary to satisfy the condition set forth in paragraph 4 of Exhibit B to the Debt Commitment Letter, (c) all financial statements of the Company and its Subsidiaries derived from historical books and records as may be necessary for Buyer to prepare customary pro forma financial statements for the historical periods required by paragraph 4 of Exhibit B to the Debt Commitment Letter or as otherwise required under Regulation S-X and Regulation S-K under the Securities Act for registered public offering(s) of securities by Buyer or an Affiliate without giving effect to Section 3-05(b)(4) of Regulation S-X under the Securities Act (it being understood that, so long as such information has been delivered, the preparation of pro forma financial statements shall be the responsibility of Buyer), and (d) other data as would be necessary for the Debt Financing Sources to receive customary “comfort” (including “negative assurance” comfort) on the financial information from independent accountants.

“Restrictive Covenant Agreements” has the meaning set forth in the Recitals.

“Section 280G Stockholder Approval Requirements” has the meaning set forth in Section 6.07.

“Section 280G Waiver” has the meaning set forth in Section 6.07.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Cure Period” has the meaning set forth in Section 9.01(a)(iv).

“Seller Disclosure Schedule” means the disclosure schedule with respect to this Agreement delivered by Seller to Buyer on the date hereof.

“Seller Entities” has the meaning set forth in Section 10.11(a).

“Seller Fundamental Warranties” means the representations and warranties set forth in Section 3.01(a), Section 3.02, Section 3.03, Section 3.04(a), Section 3.05, Section 3.06(a), Section 3.08 and Section 3.25.

“Seller’s Bank Account” means an account or accounts designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date.

“Service Provider” means any current or former employee, officer, director or individual independent contractor of the Company Group.

“Shares” has the meaning set forth in the Recitals.

“STB” means the U.S. Surface Transportation Board or any predecessor or successor Governmental Authority.

“STB Approval” means any required approval, authorization or exemption of the transactions contemplated by this Agreement pursuant to 49 U.S.C. § 11323 et seq. and the STB’s regulations pursuant to 49 C.F.R. § 1180.

“Stock Powers” has the meaning set forth in Section 2.05(a)(i).

“Subsidiary” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such first Person.  For the avoidance of doubt, (a) the Company is a Subsidiary of Seller prior to Closing, and (b) the Company is a Subsidiary of Buyer after Closing.

“Target Net Working Capital” means $6,400,000.

“Tax” means any U.S. federal, state or local, or non-U.S. income, gross receipts, license, payroll, railroad retirement, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding on amounts paid to or by any Person, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated, or other tax or governmental fee in the nature of a tax, including any interest, penalty, or addition, whether disputed or not.

“Tax Return” means any return, statement, report, election, declaration or form for Taxes (including any estimated tax or information return or report) filed or required to be filed with or sent to any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Terminating Buyer Breach” has the meaning set forth in Section 9.01(a)(v).

“Terminating Seller Breach” has the meaning set forth in Section 9.01(a)(iv).

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Release Agreement, the Voting Trust Agreement, the Stock Powers, the Restrictive Covenant Agreements, the Distribution and Redemption Agreement, and the other written ancillary agreements, documents, instruments and certificates executed and delivered in connection with this Agreement.

“Transfer Tax” means any real property transfer, documentary, sales, use, stamp, recording registration, value added, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, duty, securities transactions or other similar non-income Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority or other Governmental Authority in connection with the transactions contemplated by this Agreement.

“Voting Trust” means the voting trust established pursuant to 49 C.F.R. § 1013 and the Voting Trust Agreement.

“Voting Trust Agreement” means the Voting Trust Agreement, substantially in the form attached hereto as Exhibit E, to be entered into by and between Buyer and John Giles as the trustee on or prior to the Closing Date.

“Waiving Parties” has the meaning set forth in Section 10.11(a).

“WARN” has the meaning set forth in Section 3.19(d).

“Willful Breach” has the meaning set forth in Section 9.02.

“WLE” has the meaning set forth in the Recitals.

“Working Hours” means 9:00 a.m. to 5:30 p.m. on a Business Day in the relevant location.

Section 1.02 Other Definitional and Interpretative Provisions.

(a)        The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)          The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(c)          References to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified.

(d)        All Schedules (including the Seller Disclosure Schedule) and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(e)         Any capitalized terms used in any Schedule (including the Seller Disclosure Schedule) or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.

(f)         Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Seller Disclosure Schedule) or Exhibit, then, for the purposes of construing such Section, Schedule or Exhibit, the definitions set out in such Section, Schedule or Exhibit shall prevail.

(g)         The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”.

(h)        The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(i)          Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(j)          References to one gender shall include all genders.

(k)         Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “, but not limited to,” whether or not they are in fact followed by those words or words of like import.

(l)          “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(m)        References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

(n)        References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms thereof.

(o)         References to any Person include the successors and permitted assigns of that Person.

(p)         References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(q)         References to “$” are to United States dollars.

(r)         When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(s)         The word “or” is not exclusive, unless the context otherwise requires.

(t)         For the purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as such if a copy of such document has been put in the Data Room or otherwise provided to Buyer or any of its Representatives in electronic or hard-copy format at least one Business Day prior to the date hereof.

(u)         Unless otherwise specified herein, undefined terms shall be given the meaning customarily applied to such terms in the railroad industry in the United States in 2025.

ARTICLE 2
Purchase and Sale

Section 2.01 Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, free and clear of all Liens (other than Liens imposed by state and federal securities laws), all of Seller’s right and title to, and interest in, the Purchased Shares.

Section 2.02 Purchase Price.  The Purchase Price shall be paid in accordance with Section 2.05 and shall be subject to adjustment as provided in Section 2.06.

Section 2.03 Closing.  Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by Section 2.01 shall take place remotely by the exchange of signature pages for executed documents, as promptly as practicable (but no later than five Business Days) after the date on which all conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time or place as Buyer and Seller may agree in writing; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 8 (other than those conditions that, by their terms, are to be satisfied at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Buyer on not less than three Business Days’ notice to the Seller and (b) the third Business Day following the end of the Marketing Period (subject in each case to the satisfaction or waiver of all the conditions set forth in Article 8 for the Closing as of the date determined pursuant to this proviso).  The Closing shall be effective as of the Reference Time.

Section 2.04 Estimated Closing Calculations.  Not less than four Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth (a) Seller’s good faith estimates of (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (ii) Closing Transaction Expenses (“Estimated Closing Transaction Expenses”), (iii) Closing Cash Shortfall (“Estimated Closing Cash Shortfall”), and Closing Cash Excess (“Estimated Closing Cash Excess”), and (iv) the balance of the Discretionary Unit Program Account, (b) Seller’s calculation of the Estimated Net Working Capital Adjustment Amount, and (c) on the basis of the foregoing, a calculation of the Estimated Closing Purchase Price (together with the calculations referred to in the foregoing clauses above, the “Preliminary Closing Statement”).  Seller shall consider in good faith any reasonable comments provided by Buyer no later than two Business Days prior to the Closing Date with respect to the Preliminary Closing Statement.  Seller may reject any of Buyer’s comments to the Preliminary Closing Statement (provided that Seller acts reasonably and in good faith in its decision to reject any of Buyer’s comments), and the Parties shall proceed to Closing based on Seller’s Preliminary Closing Statement, subject to any changes Seller agrees to make.  The updated version reflecting any agreed changes shall replace the prior version for all purposes hereunder.

Section 2.05 Closing Deliverables.

(a)         At or prior to Closing, Seller shall deliver or cause to be delivered to Buyer (or such other Person as set forth below):

(i)            stock powers transferring all of the Purchased Shares to the Voting Trust, duly executed by Seller (the “Stock Powers”), together with stock certificates evidencing the Purchased Shares or lost stock affidavits, in each case, in form and substance reasonably acceptable to Buyer, duly executed by Seller;

(ii)          letters of resignation from (A) all of the directors of each member of the Company Group and (B) the officers of each member of the Company Group set forth on Section 2.05(a)(ii) of the Seller Disclosure Schedule, in each case, in form and substance reasonably acceptable to Buyer;

(iii)        copies of the Transaction Agreements, duly executed by Seller and the Company, as applicable;

(iv)        a certification from Seller that Seller is not a “foreign person” within the meaning of Section 1445 of the Code (it being understood that an IRS Form W-9 shall be acceptable);

(v)          a certificate executed by an authorized officer of the Company, in form and substance reasonably satisfactory to Buyer, certifying as to and attaching (A) the true, complete and correct copies of the Organizational Documents of each Company Group member as in effect at Closing, and (B) certificates or other evidence of good standing of each Company Group member issued by the applicable Governmental Authority of the jurisdiction of such Company Group member’s organization or formation no more than ten Business Days prior to the Closing; and

(vi)           the certificate referred to in Section 8.02(c).

(b)         At or before Closing, Buyer shall deliver or cause to be delivered to Seller:

(i)             copies of the Transaction Agreements, duly executed by Buyer; and

(ii)            the certificate referred to in Section 8.03(c).

(c)          At Closing, Buyer shall deliver the following:

(i)            to Seller, an amount equal to the Estimated Closing Purchase Price minus the Adjustment Escrow Amount in immediately available funds by wire transfer to Seller’s Bank Account;

(ii)          to accounts specified on the final invoices delivered by the Company to Buyer at least two (2) Business Days prior to the Closing Date with respect to all unpaid Closing Transaction Expenses of the type described in clause (a) of the definition of “Closing Transaction Expenses” (which invoices shall include the amount of unpaid Closing Transaction Expenses due to such payee and wire instructions) in immediately available funds by wire transfer, such cash amounts as are necessary to pay in full the unpaid Closing Transaction Expenses set forth on such invoices;

(iii)        to the Discretionary Unit Program Account, the amount, if any, necessary so that the amount of funds immediately after Closing in the Discretionary Unit Program Account (when taken together with any funds that Seller or the Company deposited into the Discretionary Unit Program Account before Closing) equal the Discretionary Unit Program Amount; and

(iv)         to accounts of the Escrow Agent designated in writing at least two (2) Business Days prior to the Closing Date in immediately available funds by wire transfer, the Adjustment Escrow Amount to be deposited into the Adjustment Escrow Account.

Section 2.06 Adjustment Amount.

(a)        As soon as reasonably practicable following the Closing Date, and in any event within 90 calendar days thereof, Buyer shall prepare and deliver to Seller, Buyer’s calculation of (i) Closing Net Working Capital, (ii) Closing Transaction Expenses, (iii) Closing Cash Shortfall, (iv) Closing Net Working Capital Adjustment Amount, (v) Closing Cash Excess, and (vi) on the basis of the foregoing, a calculation of the Purchase Price (together with the calculations referred to in clauses (i) through (iv) above, the “Final Closing Statement”).  The Closing Net Working Capital, Closing Cash Shortfall, and Closing Cash Excess shall be prepared in accordance with GAAP and the defined terms used in this Section 2.06(a); provided, however, that the Final Closing Statement (and any amounts included therein) shall not give effect to any act or omission by Buyer or any of its Subsidiaries or the Company taken after the Reference Time or reflect any payments of cash in respect of the Purchase Price, or any financing transactions in connection therewith or reflect any expense or liability for which Buyer is responsible under this Agreement.  For the avoidance of doubt, neither Section 2.04 nor this Section 2.06 is intended to be used to adjust the Purchase Price for errors or omissions, under GAAP or otherwise, that may be found with respect to the Financial Statements or the Target Net Working Capital.  No fact or event, including any market or business development, occurring after the Closing Date, and no change in GAAP or Applicable Law after the Balance Sheet Date, shall be taken into consideration in the calculations to be made pursuant to Section 2.04 or this Section 2.06.  If Buyer fails to timely deliver the Final Closing Statement in accordance with the first sentence of this Section 2.06(a) within such 90-day period, then the Preliminary Closing Statement delivered by Seller to Buyer pursuant to Section 2.04 shall be deemed to be Buyer’s proposed Final Closing Statement, for all purposes hereunder, and Seller shall retain all of its rights under this Section 2.06 with respect thereto, including the right to dispute the calculations set forth therein in accordance with the provisions of this Section 2.06.

(b)        Following the Closing, Buyer shall provide Seller and its Representatives reasonable access at reasonable times to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company Group relating to the preparation of the Final Closing Statement and shall cause the personnel of the Company Group to cooperate with Seller in connection with its review of the Final Closing Statement.

(c)        If Seller disagrees with any of Buyer’s calculations contained in the Final Closing Statement, Seller shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within 60 days after its receipt of the Final Closing Statement.  In the event that Seller does not provide such a notice of disagreement within such 60-day period, Seller shall be deemed to have agreed to the Final Closing Statement (including the determinations included therein) delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder.  In the event any such notice of disagreement is timely provided, Buyer and Seller shall work in good faith for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to any calculations contained in the Final Closing Statement.  If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements (such remaining disagreements, the “Disputed Items”) shall be resolved by Deloitte, or if Deloitte is unavailable for such engagement or at the time of such proposed engagement is no longer independent, such other independent accounting firm of nationally recognized standing in accounting dispute resolution as may be mutually selected by Buyer and Seller (such firm, the “Auditor”).  Buyer and Seller shall promptly provide their assertions regarding the Disputed Items in writing to the Auditor and to each other.  The Auditor shall be instructed to render its determination with respect to the Disputed Items as soon as reasonably possible (which the Parties agree should not be later than 45 days following the date on which the disagreement is referred to the Auditor).  The Auditor shall base its determination solely on (i) the written submissions of the Parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Net Working Capital, Closing Transaction Expenses, Closing Cash Excess and/or Closing Cash Shortfall require adjustment (only with respect to the Disputed Items submitted to the Auditor) in order to be determined in accordance with Section 2.06(a) (including the definitions of the defined terms used in Section 2.06(a)).  The Auditor shall not assign a value to any Disputed Item submitted to the Auditor greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party.  The determination of the Auditor shall be final, conclusive and binding on the Parties.  The date on which Closing Net Working Capital, Closing Transaction Expenses, Closing Cash Shortfall, Closing Cash Excess, Closing Net Working Capital Adjustment Amount and Purchase Price are finally determined in accordance with this Section 2.06(c) is hereinafter referred to as the “Determination Date.”  All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne between Buyer and Seller, based upon a fraction, the numerator of which is the portion of the aggregate amount of the Disputed Items not awarded to the applicable Party and the denominator of which is the aggregate amount of the Disputed Items.  (For example, if Seller challenges items underlying the calculations of Closing Net Working Capital and/or Closing Cash Shortfall in the net amount of $1,000,000, and the Auditor determines that Seller has a valid claim for $400,000 of the $1,000,000, Seller shall bear 60% of the fees and expenses of the Auditor and Buyer shall bear 40% of the fees and expenses of the Auditor.)

(d)         The “Adjustment Amount,” which may be positive or negative, shall mean the Purchase Price (as finally determined in accordance with Section 2.06(a) or Section 2.06(c), as applicable) minus the Estimated Closing Purchase Price.  The Adjustment Amount shall be paid in accordance with Section 2.06(e).

(e)          The Adjustment Amount shall be paid as follows:

(i)            If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Buyer shall pay to Seller an amount equal to the lesser of (x) the Adjustment Escrow Amount and (y) the Increase Amount in immediately available funds by wire transfer to Seller’s Bank Account and Buyer and Seller shall submit joint written instructions to the Escrow Agent to disburse all of the funds in the Adjustment Escrow Account to Seller.

(ii)           If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Buyer and Seller shall submit joint written instructions to the Escrow Agent to disburse (A) an amount equal to the Deficit Amount (up to the amount of funds available for disbursement from the Adjustment Escrow Account) from the Adjustment Escrow Account to Buyer and (B) thereafter, any amount then remaining in the Adjustment Escrow Account to Seller. For the avoidance of doubt, funds available in the Adjustment Escrow Account will constitute Buyer’s sole and exclusive source of recovery for the Deficit Amount, and Buyer hereby irrevocably releases and waives any and all claims for any amount owing under this Section 2.06 that is not satisfied by the funds in the Adjustment Escrow Account.

(iii)          If the Adjustment Amount is zero, then, promptly following the Determination Date, and in any event within three Business Days of the Determination Date, Buyer and Seller shall submit joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to disburse all of the funds in the Adjustment Escrow Account to Seller.

(iv)          The procedures set forth in this Section 2.06 shall be the sole and exclusive remedy of the Parties with respect to the final determination of the Purchase Price.  The Parties agree that any payment made pursuant to this Section 2.06(e) shall be treated as an adjustment to the Purchase Price for U.S. federal income (and other applicable) tax purposes, except to the extent otherwise required by Applicable Law.

Section 2.07 Withholding.  Notwithstanding anything to the contrary contained in the Transaction Agreements, Buyer, its Affiliates, the Escrow Agent and, effective upon the Closing, each Company Group member, and any of their respective agents, shall be entitled to deduct and withhold from any amount otherwise payable pursuant to the Transaction Agreements such amounts as are required to be deducted and withheld with respect to the making of such payment under Applicable Law; provided, however, that if any of Buyer or its Affiliates intends to make any deduction and withholding from any such payment it shall inform the other Person at least five days in advance of the relevant payment of its intention to make such deduction and withholding (or as soon as practicable if later, in the case of (a) an obligation to deduct and withhold as a result of a change in Applicable Law within such five-day period or (b) any payment due within five days of Buyer becoming aware of its obligation to make such payment), including the amount to be deducted and withheld and the basis for such deduction and withholding, and shall reasonably cooperate with the other Person to reduce or eliminate such deduction and withholding.  In the event that any amounts are so deducted and withheld, Buyer shall (a) timely remit, or cause to be remitted, such amounts to the applicable Governmental Authority in accordance with Applicable Law and (b) cooperate with Seller as and to the extent reasonably requested in connection with filing and pursuing any claim for a refund of such Taxes.  If any amount is so deducted and withheld and paid over to the applicable Governmental Authority or other appropriate Person, such deducted and withheld amounts shall be treated for all purposes of the Transaction Agreements as having been paid to the Person with respect to which such deduction and withholding was imposed.  Assuming that Seller provides the closing deliverable described in Section 2.05(a)(iv), each of Buyer and Seller hereby agrees that it is not aware of any Applicable Law in effect as of the date hereof that would require Buyer or any of its Affiliates to deduct and withhold from any amounts payable to any Person pursuant to this Agreement.

ARTICLE 3
Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule (which qualifies the representations and warranties in Article 3 in the manner provided in Section 10.03), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

Section 3.01 Existence and Power.

(a)         Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite powers required to carry on its business as now conducted.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.  The Company has all corporate power and authority required to own, lease or otherwise hold its respective properties and assets and to carry on its activities of the Business as now conducted.

(b)         The Company is duly qualified and licensed, as may be required, to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification and licensing is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Seller has made available to Buyer true, complete and correct copies of the Organizational Documents of the Company.

Section 3.02 Seller Authorization.

(a)          The execution, delivery and performance by Seller of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby are within the requisite power of Seller and have been duly authorized and approved by all necessary requisite action on the part of Seller and no other actions or other organizational proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Agreements to which Seller is or will be a party.

(b)         This Agreement has been, and each of the other Transaction Agreements to which Seller is or will be a party has been, or when executed and delivered by the other parties thereto will be, duly executed and delivered by Seller, and assuming due execution and delivery of this Agreement and such other Transaction Agreements by the other parties hereto and thereto, constitute, or upon execution will constitute, a valid, binding and enforceable agreement of Seller, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Applicable Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exception”).

Section 3.03 Governmental Authorization.  The execution, delivery and performance by Seller of this Agreement and each of the other Transaction Agreements to which Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, requires no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filings with respect to the FCC Licenses contemplated by Section 5.12; (b) if necessary, the filing of other applications and notices with, and receipt of approvals, licenses or consents of, any other applicable Governmental Authorities set forth on Section 3.03 of the Seller Disclosure Schedule or (c) any actions, approvals, Permits, Orders or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect to the Company Group or the absence of which would not reasonably be expected, individually or in the aggregate, to prevent, materially impair or materially delay Seller’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 3.04 Non-Contravention.  The execution, delivery and performance by Seller of this Agreement and each of the other Transaction Agreements to which Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) violate the Organizational Documents of Seller or any Company Group member; (b) assuming compliance with the matters referred to in Section 3.03 and to Seller’s Knowledge, violate any Applicable Law with respect to Seller or any Company Group member; (c) except as set forth on Section 3.04 of the Seller Disclosure Schedule require any consent by any Person under, constitute a default (with or without due notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation under any Contract with a Material Customer; or (d) to Seller’s Knowledge, result in the creation or imposition of any Lien on any asset of the Company Group, except for any Permitted Liens and with such exceptions, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect to the Company Group.

Section 3.05 Company Capitalization.  The authorized capital stock of the Company consists of 1,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”) of which 93,329 shares are currently issued and outstanding.  Except for the Purchased Shares and the shares of Common Stock owned by WLE, there are no issued or outstanding Equity Interests of the Company.  The Shares have been duly authorized and are validly issued, fully paid and non-assessable and not subject to or issued in violation of any Applicable Laws, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under the Organizational Documents of the Company or any Contract to which the Company is a party or otherwise bound.  To the Knowledge of Seller, there are no outstanding (a) subscriptions, options, warrants or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company and (b) obligations of the Company to repurchase, redeem or otherwise acquire any of the Shares.  To the Knowledge of Seller, except for the Organizational Documents of the Company, there are no agreements to which the Company is a party, or among the holders of Shares, with respect to the voting of the Shares.

Section 3.06 Subsidiaries.

(a)      Section 3.06(a)(i) of the Seller Disclosure Schedule sets forth (A) the name and the jurisdiction of organization of each of the direct and indirect Subsidiaries of the Company, (B) the authorized and outstanding Equity Interests of each such Subsidiary and (C) the record owners of such outstanding Equity Interests.  Except as set forth on Section 3.06(a)(ii) of the Seller Disclosure Schedule, to Seller’s Knowledge, the Company Group owns no Equity Interests in any other Person.  Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of incorporation.  The Subsidiaries of the Company have all corporate powers required to carry on their respective businesses as now conducted.  Except as set forth on Section 3.06(a) of the Seller Disclosure Schedule, there are no issued or outstanding Equity Interests of any of the Company’s direct and indirect Subsidiaries.  The Equity Interests of each of the Subsidiaries of the Company have been duly authorized and are validly issued, fully paid and non-assessable and are owned by the Company free and clear of all Liens other than Liens imposed by state and federal securities Laws.  To the Knowledge of Seller, except for the Organizational Documents of the Subsidiaries of the Company, there are no agreements to which any Subsidiary of the Company is a party with respect to the voting of equity in a Subsidiary of the Company.  To the Knowledge of Seller, there are no outstanding (i) subscriptions, options, warrants or other rights to acquire from any Subsidiary of the Company, or other obligation of any Subsidiary of the Company to issue, any Equity Interests of such Subsidiary of the Company and (ii) obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of the Equity Interests of any Subsidiary of the Company.

(b)         The Subsidiaries of the Company are duly qualified to do business as a foreign corporation and are in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Seller has made available to Buyer true, complete and correct copies of the Organizational Documents of each Subsidiary of the Company.

Section 3.07 Financial Statements.  Section 3.07 of the Seller Disclosure Schedule sets forth true, correct and complete copies of the Company Group’s (A) consolidated, audited balance sheets as of June 30, 2024 and June 30, 2023 and the related statements of income, changes in stockholder’s equity and cash flows for the years then ended (collectively, the “Historical Financial Statements”) and (B) the unaudited, consolidated balance sheet of the Company Group as of May 31, 2025 (the “Balance Sheet Date”) and the related statements of income, changes in stockholder’s equity and cash flows for the 11-month period then ended (the “Interim Financial Statements” and, together with the Historical Financial Statements, collectively, the “Financial Statements”).  The Financial Statements are based on the books and records of the Company Group and fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (subject to, in the case of the Interim Financial Statements, the absence of footnote disclosures or normal year-end adjustments, which adjustments would consist of only normal recurring adjustments that are not, individually or in the aggregate, material), the consolidated financial position of the Company Group as of the dates thereof and its consolidated results of operations and cash flows for the periods then ended.  The Company Group maintains a standard system of accounting established and administered in a manner consistent with the historical accounting practices of the Company Group and is adequate for the preparation of the consolidated financial statements of the Company Group in accordance with GAAP.

Section 3.08 Ownership of Shares.  Seller and WLE are the record and beneficial owners of all of the Shares, free and clear of any Liens other than Liens imposed by state and federal securities Laws.  Seller will transfer and deliver to the Voting Trust at the Closing good and valid title to the Shares, free and clear of any Liens other than Liens imposed by state and federal securities Laws.

Section 3.09 Indebtedness.  Section 3.09 of the Seller Disclosure Schedule sets forth all Indebtedness of the Company Group exceeding $2,500,000 individually or in the aggregate as of the date of this Agreement and for each item of such Indebtedness correctly sets forth, as applicable, (a) the debtor, (b) the amount of such Indebtedness as of the date of this Agreement, (c) the Person owed such amount, (d) the maturity date and (e) the collateral securing such Indebtedness (and all Contracts governing all related Liens).

Section 3.10 Absence of Certain Changes.  Except as set forth on Section 3.10 of the Seller Disclosure Schedule:

(a)          from the Balance Sheet Date to the date of this Agreement, the Company Group has conducted the Business in the ordinary course of business in all material respects;

(b)       from the Balance Sheet Date, there has not been any event, occurrence, development or state of circumstances or facts that has had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(c)        from the Balance Sheet Date to the date of this Agreement, no Company Group member has done, or has entered into a binding agreement to do, any of the following:

(i)            amended (whether by merger, consolidation or otherwise) the Organizational Documents of any Company Group member;

(ii)        (A) split, combined or reclassified the Shares or (B) declared, set aside or paid any dividend or other distribution with respect to Equity Interests, other than (1) cash dividends or other cash distributions by any Company Group member to Seller or any other Company Group member, (2) distributions in connection with the Pre-Closing Restructuring, or (3) as may facilitate the settlement or elimination of intercompany accounts between a Company Group member, on the one hand, and Seller, another Company Group member and any of their respective Affiliates, on the other;

(iii)         issued additional equity or debt securities of any Company Group member or sold any Shares or Equity Interests of any other Company Group member;

(iv)          acquired or disposed of (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, other than (A) pursuant to Contracts in existence on the date of this Agreement or (B) in the ordinary course of business;

(v)           made any material loans, advances or capital contributions to, or material investments in, any other Person, other than among Company Group members;

(vi)          (A) entered into, adopted, terminated, or materially amended any Employee Benefit Plan (or any arrangement that would be an Employee Benefit Plan if in effect on the date hereof), other than to the extent required by Applicable Law or (B) entered into, modified or terminated any of its Collective Bargaining Agreements or other labor agreements or, through negotiation or otherwise, made any commitment to, recognized, commenced bargaining with, or incurred any liability to, any labor union or other collective bargaining representative;

(vii)       (A) prepared or filed any Tax Return inconsistent with past practice in any material respects or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, (B) filed any amended Tax Return, (C) settled or compromised any claim related to material Taxes, (D) entered into any closing agreement, (E) otherwise settled any dispute relating to material Taxes, (F) surrendered any right to claim a Tax refund, offset or other reduction in a material Tax liability, or (G) requested any ruling or similar guidance with respect to Taxes, in each case, except as required by Applicable Law;

(viii)        made any material change to its methods of financial accounting, except as required by changes in GAAP or Applicable Law;

(ix)           adopted a plan or agreement of complete or partial liquidation or dissolution; or

(x)          any action that would have required the consent of Buyer pursuant Section 5.01(a)(xi) through Section 5.01(a)(xvii) if this Agreement had been in full force and effect.

Section 3.11 No Undisclosed Material Liabilities.  To the Knowledge of Seller, the Company Group has no liabilities that would be required by GAAP to be reflected or reserved against on a balance sheet of the Company Group, other than (a) liabilities provided for in the Financial Statements; (b) liabilities incurred in the ordinary course of business; (c) liabilities disclosed in the Seller Disclosure Schedule or incurred in connection with the transactions contemplated by this Agreement; and (d) other undisclosed liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No Company Group member is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among any Company Group member, on the one hand, and any unconsolidated Affiliate of Seller, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements”, where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, such Company Group member in the Financial Statements.

Section 3.12 Intentionally Omitted.

Section 3.13 Litigation.

(a)         Except as set forth on Section 3.13(a) of the Seller Disclosure Schedule and to Seller’s Knowledge, neither Seller nor any Company Group member is, or since January 1, 2023, has been, a claimant or defendant in, or otherwise a party to, any Legal Proceeding that is pending or threatened against Seller or any Company Group member that would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or prevent or materially impair Seller’s or the Company Group’s ability to consummate the transactions contemplated by this Agreement.

(b)       Except as set forth on Section 3.13(b) of the Seller Disclosure Schedule and to Seller’s Knowledge, no Company Group member is party or subject to any Order, the default under which or breach thereof would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14 Critical Technologies. The Company Group does not engage in the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (each a “Restricted Activity”); provided that the Company Group’s provision of customary rail transport services to any of its customers, including BWX Technologies, Inc., shall not constitute a Restricted Activity.
Section 3.15 Rail Facilities.  The Company and each other Company Group member (as applicable) holds valid property interests or operating or other legal rights (by ownership or easement, right of way, lease, license, trackage rights, operating or other agreements, or otherwise) in and to (a) the Maumee River Bridge, (b) certain trackage rights listed in Section 3.15 of the Seller Disclosure Schedule (subject to applicable term expirations, terminations upon a change of control, or inaccurate route descriptions of such trackage rights), (c) the operating territory as depicted in the system timetable set forth on Section 3.15 of the Seller Disclosure Schedule, and (d) the rail lines and land thereunder generally depicted on the system maps for WLE and Akron Barberton Cluster Railway set forth on Section 3.15 of the Seller Disclosure Schedule (collectively, the “Rail Facilities”), in each case, sufficient to permit each Company Group member to conduct its Business on and over the Rail Facilities.  To the Knowledge of Seller, none of the Company Group is a party to any Contract that (x) would deprive such Company Group member of the ability to operate substantially in the same manner as such Company Group member operates over the Rail Facilities as of the date of this Agreement, or (y) except as set forth on Section 3.15 of the Seller Disclosure Schedule and other than renewals or terminations of existing leases or subleases, grants a third party the right to purchase, lease, or obtain trackage rights over, in each case, unabandoned Rail Facilities in the future. To Seller’s Knowledge, the Rail Facilities, Owned Real Property, Leased Real Property and the owned and leased Personal Property of the Company Group are sufficient for the continued conduct of the Business after the Closing.

Section 3.16 Intentionally Omitted.

Section 3.17 Personal Property.

(a)        To the Knowledge of Seller, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company Group members collectively have good title to, or other legal rights to possess and use, all of the Personal Property used or necessary in the operation of the Business, free and clear of all Liens other than Permitted Liens, except as set forth on Section 3.17(a) of the Seller Disclosure Schedule.

(b)        Section 3.17(b) of the Seller Disclosure Schedule sets forth a list of all rail cars and locomotives that are owned or leased by the Company Group.

(c)        Section 3.17(c) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all leases, licenses, subleases or sublicenses pursuant to which any Company Group member has a leasehold interest or rights to use any Personal Property providing annual payments by the Company Group of $500,000 or more (the “Personal Property Leases” and the Personal Property subject to such Personal Property Leases, the “Leased Personal Property”).  To the Knowledge of Seller, with respect to the Leased Personal Property leased or licensed pursuant to a Personal Property Lease set forth on Section 3.17(c) of the Seller Disclosure Schedule, (i) the applicable Company Group member has a valid and subsisting leasehold estate in, or a valid lease of, the Leased Personal Property, and (ii) no Company Group member has subleased, licensed or otherwise granted to any Person the right to use or occupy any of the Leased Personal Property or any material portion thereof where such lease, sublease, or license would prevent or materially interfere with the Company Group’s ability to conduct the Business in the ordinary course of business, except in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.18 Intellectual Property.

(a)         Section 3.18(a) of the Seller Disclosure Schedule contains a list of all material registrations and applications for registration of the Intellectual Property Rights included in the Company Intellectual Property Rights, in each case as of the date hereof.  To the Knowledge of Seller, no Company Intellectual Property Right is subject to any outstanding Order restricting the use thereof by the Company Group or restricting the licensing thereof by the Company Group to any Person, except for any Order that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of Seller, no member of the Company Group is currently infringing or misappropriating any valid and enforceable Intellectual Property Right owned by any third party, except for any infringement that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither Seller nor any Company Group member has received any written claims from a third party since January 1, 2023 that any Company Group member has infringed or misappropriated the Intellectual Property Right of another Person.

(b)        To the Knowledge of Seller and except as set forth on Section 3.18(b) of the Seller Disclosure Schedule, there have been no material unauthorized intrusions, incidents of exceeded authority, or breaches of the security of information technology systems with respect to the Company or any Subsidiary of the Company since January 1, 2023.  To the Knowledge of Seller, since January 1, 2023, there have been no material unauthorized intrusions, incidents of exceeded authority, or breaches of the security of information technology systems at any information technology vendor, data center, or other hosting provider facility at which any software or data of the Company or any Subsidiary of the Company has been hosted or stored.

Section 3.19 Labor Relations.

(a)        To the Knowledge of Seller, the Company Group members are in compliance with all Applicable Laws relating to labor and employment, including those relating to labor-management relations, collective bargaining, wages, hours, overtime, railroad retirement, discrimination, harassment (including sexual harassment), civil rights, sick leave, vacation, leave of absence, work authorization, immigration, retaliation, workers’ compensation, and safety and health, except for failures to comply that are not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as set forth on Section 3.13(a) of the Seller Disclosure Schedule and to the Knowledge of Seller, there are no Legal Proceedings pending or threatened in writing, against any Company Group member with respect to any such Applicable Law or issue, except for any such Legal Proceedings that are not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)         Section 3.19(b) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all collective bargaining agreements or other Contracts with any labor union or organization to which any Company Group member is subject (collectively, the “Collective Bargaining Agreements”).  As of the date of this Agreement and since January 1, 2023, (i) there has been no labor strike, concerted slowdown, other concerted work stoppage, picketing, or material interruption of work, or lockout and, to Seller’s Knowledge, no such action has been threatened against any Company Group member, and (ii) there have been no written unfair labor practice charges, complaints or claims regarding railroad retirement coverage pending or, to Seller’s Knowledge, threatened against the Company Group before any Governmental Authority, except for such unfair labor practice charges or complaints that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except for the Collective Bargaining Agreements, no Company Group member has a duty to bargain with any union or labor organization purporting to act as exclusive bargaining representative of any Company Employees, and, to Seller’s Knowledge, there is no organizing activity, action, election petition or other material union activity of or by any labor organization, trade union or work council directed at any Company Employees.  With respect to the transactions contemplated by this Agreement, Buyer, Seller, and the Company Group will not be subject to any notice, consultation or bargaining obligations owed to the Company Employees or their representatives except as required by Applicable Law or Collective Bargaining Agreement.

(c)         Seller has provided to Buyer a true, accurate and complete list of each Company Employee as of August 1, 2025, including such Company Employee’s (i) name or identifying number; (ii) status as a non-union employee, union employee, or contractor; (iii) title; (iv) hire date; (v) work location (city/state); (vi) employing or engaging entity;(vii) hourly wage rate, base annual salary, or contract rate (as applicable); (viii) most recent annual bonus received and current target bonus opportunity and target commission rates; (ix) full-time, part-time, or temporary status; (x) leave status (if any), including type of leave and anticipated return date (if known); and (xi)  any other compensation payable to them (including compensation payable pursuant to any other bonus, deferred compensation, commission arrangements or other compensation, and/or severance payments).  Notwithstanding the foregoing, Seller may anonymize foregoing data to the extent that Seller reasonably determines necessary to comply with any Applicable Law relating to data privacy.  All non-union Company Employees are employed on an “at will” basis.

(d)        Since January 1, 2023, no Company Group member has engaged in any “plant closing” or “mass layoff” (as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., or any similar Applicable Law) and no Company Group member has announced, nor, as of the date of this Agreement, has a plan or intention to announce, any such action or program for the future.

(e)        To the Knowledge of Seller, since January 1, 2023, there have been no written allegations brought (internally or otherwise) by any Service Provider of any Company Group member, or by any applicant for employment with any Company Group member, that an officer, director, or senior management employee of the Company Group has engaged in sexual harassment or other misconduct with respect to any employee, contractor, consultant, or applicant.  To Seller’s Knowledge, since January 1, 2023, no Company Group member has entered into any settlement agreement related to allegations of sexual harassment or other misconduct by any officer, director, or senior management employee of the Company.

(f)        To the Knowledge of Seller, all Company Employees employed or engaged in the United States are: (i) United States citizens or lawful permanent residents of the United States; (ii) aliens whose right to work in the United States is unrestricted; or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.  No Company Group member has been the subject of an immigration compliance or employment visit from, been assessed any fine or penalty by, or been the subject of any order or directive of, the United States Department of Labor, the United States Department of Justice, the United States Department of Homeland Security, or any other similar Governmental Authority.

(g)         To the Knowledge of Seller and except as set forth on Section 3.19(g) of the Seller Disclosure Schedule, no Company Group member is delinquent to, and has not failed to pay, any of its employees, consultants, contractors, or leased, temporary or seasonal employees, as applicable, for any wages (including overtime, premium pay for missed meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments, equal pay, collective bargaining payments, bonuses, benefits, or other compensation for any services performed by them or amounts required to be reimbursed (including business expenses) to such Persons.

(h)        Since August 1, 2025 through the date hereof, no member of the Company Group has hired, or made an offer to hire, any Company Employee.

Section 3.20 Employee Benefit Plans.

(a)         Section 3.20(a) of the Seller Disclosure Schedule sets forth a true and complete list as of the date hereof of each material Employee Benefit Plan.  For each such Employee Benefit Plan, Seller has made available to Buyer, as applicable (i) the current plan document, adoption agreement, trust agreement, insurance Contracts and all amendments thereto (and, in the case of an unwritten plan, a summary of the material terms thereof), (ii) the most recent determination or opinion letter from the IRS, (iii) the current summary plan description and summaries of modifications, (iv) the three most recently filed Form 5500 annual reports, and (v) actuarial valuation reports for the three most recent plan years.  No member of the Company Group has stated any intention, nor does it have any legally binding plan or commitment to create any additional Employee Benefit Plan or to modify or change any existing Employee Benefit Plan, except to the extent required by Applicable Law.

(b)         To Seller’s Knowledge and except as set forth on Section 3.20(b) of the Seller Disclosure Schedule, (i) no Employee Benefit Plan is, and neither any member of the Company Group, nor any of their respective ERISA Affiliates has ever sponsored, maintained, contributed to, been required to contribute to, or had any liability (including contingent liability) with respect to, (A) a “defined benefit plan” as defined in Section 3(35) of ERISA, (B) a pension plan subject to Title IV of ERISA or the funding standards of Section 302 of ERISA or Section 412 of the Code or (C) a Multiemployer Plan, (D) a multiple employer plan subject to Section 4063 or 4064 of ERISA or as described in Section 413(c) of the Code or (E) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA); and (ii) no Employee Benefit Plan provides benefits to any Person who is not a current or former employee of the Company Group or the beneficiary thereof.

(c)          To Seller’s Knowledge, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a currently effective favorable determination or opinion letter from the IRS, or with respect to the prototype plan sponsor, to the effect that such plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a) of the Code, and, to Seller’s Knowledge, nothing has occurred that would reasonably be expected to result in loss of such qualification.

(d)         To the Knowledge of Seller, all benefits, contributions and premiums required by and due under the terms of each Employee Benefit Plan or Applicable Law have been paid in accordance with the terms of such Employee Benefit Plan, the terms of all Applicable Laws and GAAP.

(e)         To the Knowledge of Seller, each Employee Benefit Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all Applicable Laws, except for failures to comply that are not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of Seller, there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Benefit Plans that would reasonably be expected to result in any liability or excise tax under ERISA or the Code being imposed on any member of the Company Group.  To the Knowledge of Seller, no member of the Company Group has any liability (including on account of an ERISA Affiliate) for any Tax under Chapter 43 of the Code or Part 6 of Subtitle B of Title I of ERISA.

(f)         To the Knowledge of Seller and except as set forth on Section 3.20(f) of the Seller Disclosure Schedule, there is no pending nor threatened, assessment, complaint or Legal Proceeding with respect to any Employee Benefit Plan (other than routine claims for benefits in the ordinary course of business).

(g)       To the Knowledge of Seller, each Employee Benefit Plan that is subject to Section 409A of the Code complies, by its terms and in operation, in all material respects with Section 409A of the Code.

(h)         Except as set forth on Section 3.20(h) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent event), will cause any (i) payments or benefits to become due or payable to any Company Employee, (ii) payment, acceleration, vesting or increase in benefits to any Company Employee, (iii) requirement to fund any compensation or benefits through a trust or otherwise to any Company Employee, (iv) forgiveness of any loan or indebtedness of any Company Employee or (v) restriction on the ability of any member of the Company Group, Buyer or any of their respective Affiliates to merge, amend or terminate any Employee Benefit Plan without liability.

(i)          Except as set forth on Section 3.20(i) of the Seller Disclosure Schedule, no Employee Benefit Plan provides medical or other health or life insurance benefits to any Service Provider following such individual’s retirement or other termination of employment or service, except as required by Section 4980B of the Code or other Applicable Law.

(j)         To the Knowledge of Seller, no Employee Benefit Plan has been established or maintained for (or for the benefit of) any Service Provider whose principal workplace is in a jurisdiction other than the United States (or a jurisdiction located therein) or is otherwise subject to the Laws of a jurisdiction other than the United States (or a jurisdiction located therein).

Section 3.21 Intentionally Omitted.

Section 3.22 Taxes.  Except as set forth on Section 3.22 of the Seller Disclosure Schedule and as to matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)         (i) all Tax Returns that are required to be filed by (or that include) any Company Group member have been filed; (ii) all Taxes of a Company Group member (whether or not shown on such Tax Returns) which are required to be paid have been paid; and (iii) such Tax Returns are true, correct and complete;

(b)         no Company Group member has entered into an agreement waiving or extending any statute of limitations in respect of Taxes, and no written request for such a waiver or extension is outstanding;

(c)         any powers of attorney granted by any Company Group member prior to the Closing relating to Taxes will terminate (or will have previously terminated) and be of no effect following the Closing;

(d)       since January 1, 2023, no Taxing Authority has imposed, or has threatened to impose, in writing any adjustment or deficiency to any Tax Return of (or that includes) any Company Group member;

(e)        no Legal Proceeding, audit or examination is now pending with respect to Taxes for which any Company Group member may be liable;

(f)         there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes that could affect any Company Group member’s liability for Taxes for any taxable period ending after the Closing Date;

(g)         during the last three years, no Taxing Authority (whether within or without the United States) in which any Company Group member has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that such Company Group member is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction;

(h)          there are no Liens for Taxes upon the assets of any Company Group member except for Permitted Liens;

(i)         all Taxes which any Company Group member is required by Applicable Law to withhold or to collect for payment have been duly withheld or collected and have been paid to the appropriate Taxing Authority;

(j)       to the Knowledge of Seller, no Company Group member will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other Tax benefit, in each case in any taxable period (or portion thereof) ending after the Closing Date, as a result of any change in method of accounting made or requested prior to Closing, any closing agreement entered into prior to Closing, intercompany transaction entered into prior to Closing, installment sale entered into prior to Closing or the receipt prior to Closing of any prepaid amount;

(k)        no Company Group member has (i) been a member of an affiliated group filing a consolidated federal income Tax Return (other than any group of which it is presently a member) other than with respect to a Tax Return for which the statute of limitations has expired, or (ii) had any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. income Tax Applicable Law);

(l)       no Company Group member has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(m)       since January 1, 2023, no Company Group member was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local or foreign Applicable Law);

(n)         since January 1, 2023, neither Seller nor any of its Affiliates (including any Company Group member) has sold, assigned or otherwise transferred any Tax credit under Section 45G of the Code that is attributable to a Company Group member;

(o)         no Company Group member has a permanent establishment in any country other than the United States; and

(p)      Section 3.22(p) of the Seller Disclosure Schedule sets forth each Company Group member and its classification for U.S. federal income Tax purposes as of the date hereof.

Section 3.23 Material Customers and Vendors.

(a)         Section 3.23(a) of the Seller Disclosure Schedule sets forth the ten largest payors of freight (excluding any Company Group member or their respective Affiliates) of the Business, on a consolidated basis (based on the U.S. dollar amount of revenue from such payors of freight) for (i) the fiscal year ended June 30, 2024 and (ii) the eleven-month period ended May 31, 2025 (collectively, the “Material Customers”). To Seller’s Knowledge, with respect to the Material Customers, except for reduction in business or changes since June 30, 2024 as set forth on Section 3.23(a) of the Seller Disclosure Schedule: (x) all Material Customers continue to be customers of the Company Group and no Material Customer has reduced its business with any Company Group member from the levels achieved during the fiscal year ended June 30, 2024, except for any reduction that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (y) no Material Customer has terminated its relationship with any Company Group member or provided written notice to any Company Group member that it intends to terminate or not renew the terms of its respective Contract.

(b)         Section 3.23(b) of the Seller Disclosure Schedule sets forth the ten largest suppliers of materials (excluding any Company Group member or their respective Affiliates) of the Business, on a consolidated basis for (i) the fiscal year ended June 30, 2024 and (ii) the eleven-month period ended May 31, 2025 (collectively, the “Material Suppliers”).  To Seller’s Knowledge, with respect to the Material Suppliers, except for reduction in business or changes since June 30, 2024 as set forth on Section 3.23(b) of the Seller Disclosure Schedule, no Material Supplier has terminated its relationship with any Company Group member or provided written notice to any Company Group member that it intends to terminate, not renew, or renegotiate in any material respect the terms of its respective Contract.

Section 3.24 Related Party Agreements.

(a)       Except as set forth on Section 3.24(a) of the Seller Disclosure Schedule, none of the Company or any Subsidiary of the Company is party to any Contract, arrangement or other commitment with Seller or any Affiliate of Seller or any director or officer of the Company or any Subsidiary of the Company or the immediate family members or Affiliates or associates of any of Seller, its Affiliates or any director or officer of the Company or any Subsidiary of the Company (each, a “Related Party Agreement”), other than (i) outstanding employment Contracts between the Company or any Subsidiary of the Company and any of their respective directors and officers and any Employee Benefit Plans of the Company and any Subsidiary of the Company or (ii) Contracts entered into between the Company, on the one hand, and any Subsidiary of the Company, on the other hand, or among the Subsidiaries of the Company.

(b)         There are no outstanding loans for borrowed money (whether or not evidenced by promissory note) between the Company or any Subsidiary of the Company, on the one hand, and Seller or any of its Affiliates (other than any Company Group member), on the other hand.

Section 3.25 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or the Company who might be entitled to any fee or commission from any Company Group member in connection with the transactions contemplated by this Agreement.

Section 3.26 No Additional Representations or Warranties.  Except as expressly and specifically set forth in this Article 3, none of Seller, the Company Group members or any of their respective Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty, whether express or implied, whatsoever to Buyer or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information (including any projections on the future performance of the Company Group) provided to Buyer or any of its Affiliates, or any of their respective Representatives.

ARTICLE 4
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

Section 4.01 Existence and Power.  Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted.

Section 4.02 Authorization.

(a)         The execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby are within the limited liability company power of Buyer and have been duly authorized and approved by all necessary company action on the part of Buyer and no other company or other organizational proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement and the other Transaction Agreements to which Buyer is or will be a party.

(b)         This Agreement has been, and each of the other Transaction Agreements to which Buyer is or will be a party has been, or when executed and delivered by the parties thereto will be, duly executed and delivered by Buyer, and assuming due execution and delivery of this Agreement and such other Transaction Agreements by the other parties hereto and thereto, constitute, or upon execution will constitute, a valid, binding and enforceable agreement of Buyer, subject, in the case of enforceability, to the Enforceability Exception.

Section 4.03 Governmental Authorization.  The execution, delivery and performance by Buyer of this Agreement and any other agreements and instruments to be delivered hereunder, and the consummation of the transactions contemplated hereby, requires no action by or in respect of, or filing with, any Governmental Authority other than (a) the filings with respect to the FCC Licenses contemplated by Section 5.12; (b) if necessary, the filing of other applications and notices with, and receipt of approvals, licenses, or consents of, any other applicable Governmental Authorities set forth on Section 4.03 of the Buyer Disclosure Schedule; or (c) any actions or filings the absence of which would not reasonably be expected, individually or in the aggregate, materially impair or materially delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.04 Non-Contravention.  The execution, delivery and performance by Buyer of this Agreement and any other agreements and instruments to be delivered hereunder, and the consummation of the transactions contemplated hereby do not and will not (a) violate the Organizational Documents of Buyer; (b) assuming compliance with the matters referred to in Section 4.03, violate any Applicable Law; (c) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement or other instrument binding upon Buyer; or (d) result in the creation or imposition of any Lien on any asset of Buyer, except for any Permitted Liens and with such exceptions, in the case of each of clause (b), (c) and (d), as would not reasonably be expected, individually or in the aggregate, to materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 4.05 Financial Capacity.

(a)       Buyer has, or at the Closing it will have, access to sufficient funds (through existing credit agreements and the Financing Sources described below) necessary to consummate the transactions contemplated by this Agreement and to pay the amounts required by Article 2 to be paid by Buyer on the Closing Date.  Buyer’s obligations under this Agreement are not conditioned in any manner whatsoever upon Buyer obtaining the Financing.

(b)       Buyer has delivered to Seller correct and complete copies of executed commitment letters from (i) FTAI Infrastructure, Inc., a Delaware corporation (the “Equity Investor”), dated as of the date hereof (the “Equity Commitment Letter,” and the commitment under the Equity Commitment Letter, the “Equity Financing Commitments”), pursuant to which the Equity Investor has agreed, subject to the terms and conditions set forth in the Equity Commitment Letter, respectively, to provide the equity financing contemplated thereby (the “Equity Financing”), and (ii) the Debt Financing Sources party thereto, dated as of the date hereof (the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Commitment Letters”, and the commitments under the Debt Commitment Letter, the “Debt Financing Commitments” and together with the Equity Financing Commitments, the “Financing Commitments”), pursuant to which such Debt Financing Sources have committed, subject to the terms and conditions set forth therein, to provide the debt financing contemplated thereby (the “Debt Financing” and together with the Equity Financing, the “Financing”).  The Equity Commitment Letter provides that Seller is a third-party beneficiary thereof entitled to specifically enforce the obligations of the Equity Investor to provide its portion of the Financing.

(c)        As of the date hereof, the Commitment Letters are in full force and effect and constitute the legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, each of the other parties thereto, subject in each case to the Enforceability Exceptions.  As of the date hereof, the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect and no party thereto has indicated an intent to so withdraw, modify, or rescind or otherwise amended or modified in any respect.  There are no other agreements, side letters, or arrangements relating to the Financing Commitments that would reasonably be expected to adversely affect the availability of the Financing or the timing of the Closing other than as expressly set forth in the Commitment Letters.  As of the date hereof, Buyer is not in breach of any of the terms or conditions set forth in the Commitment Letters.  No event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach by Buyer or failure by Buyer to satisfy a condition precedent set forth therein.  The aggregate proceeds from the Financing, assuming funded in full in accordance with the Commitment Letters on the Closing Date, will be sufficient for satisfaction of all of Buyer’s obligations hereunder payable in cash at the Closing, including the payment of the Estimated Closing Purchase Price, and the payment of all associated costs and expenses for which Buyer is responsible to pay in cash at the Closing pursuant hereto, taking into account all other available sources of funds (including any such costs and expenses incurred by Buyer and related to this Agreement and the transactions contemplated by this Agreement that are due and owing at the Closing).  As of the date hereof, assuming the satisfaction of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03, to the Knowledge of Buyer, no condition to the Equity Financing will not be satisfied on a timely basis and the Equity Financing will be available pursuant to the terms of the Equity Commitment Letter, as applicable, on the Closing Date.  As of the date hereof, Buyer has fully paid or caused to be paid any and all commitment fees or other fees to the extent required by the Commitment Letters that are due as of the date of this Agreement.  There are no conditions precedent or other contingencies relating to the funding of the full amount of the proceeds of the Financing except as expressly stated in the Commitment Letters.

Section 4.06 Purchase for Investment.  Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Buyer acknowledges and agrees that the Shares have not been registered under the Securities Act or any state or foreign securities Laws and that the Shares may not be sold, offered for sale, assigned, transferred, pledged, hypothecated or otherwise disposed of unless such sale, assignment, transfer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and such Shares are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.  Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

Section 4.07 Litigation.  Buyer is not a claimant or defendant in or otherwise a party to any Legal Proceeding concerning its business, which is in progress or, to Buyer’s Knowledge, threatened against Buyer that would have or would reasonably be expected to prevent or materially impair Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 4.08 Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from any Person in connection with the transactions contemplated by this Agreement.

Section 4.09 Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as its acquisition of the Shares as contemplated hereunder.  Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.  Buyer has conducted its own independent investigation of the Company Group.  Buyer acknowledges that Seller has given Buyer complete and open access to the employees and facilities of the Company Group and acknowledges that it has been provided to access to the documents contained in the Data Room and invited to perform onsite inspections of the Company Group’s documents, equipment, and facilities.  Buyer will undertake prior to Closing such further investigation and request such additional documents and information as it deems necessary.  Buyer agrees to accept the Shares and the Company Group members in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by Seller or any Company Group members or any of their respective Representatives, except for those specifically and expressly set forth in Article 3 and in the certificate delivered pursuant to Section 8.02(c).  Buyer specifically acknowledges and agrees to Seller’s and the Company Group members’ express disavowal and disclaimer of any other representations or warranties, whether made by Seller, the Company Group members or any of their respective Affiliates or Representatives, and of all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Buyer, its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer, its Affiliates or Representatives by any Representative or Affiliate of Seller).  Accordingly, Buyer acknowledges and agrees that, without limiting the generality of this Section 4.09, neither Seller nor the Company Group members has made any representation or warranty with respect to any projections or other forecasts and plans.  Buyer specifically acknowledges and agrees that except for the representations and warranties contained in Article 3 (as modified by the Seller Disclosure Schedule) and in the certificate delivered pursuant to Section 8.02(c), none of Seller, the Company Group members or any other Person makes, or has made, any other express or implied representation or warranty with respect to the Company Group members or the transactions contemplated by this Agreement.  Buyer has relied solely upon the representations and warranties of Seller set forth in Article 3 (as modified by the Seller Disclosure Schedule) and in the certificate delivered pursuant to Section 8.02(c) and has not relied upon any other information provided by, for or on behalf of the Company or Seller, or their respective agents or representatives to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement.  Buyer acknowledges that no current or former equityholder, director, officer, employee, affiliate or advisor of the Company has made or is making any representations, warranties, or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE 5
Covenants

Section 5.01 Pre-Closing Obligations.

(a)          From the date of this Agreement until the Closing Date, except as otherwise expressly contemplated by this Agreement, required by Applicable Law, Permit, Contract in existence as of the date of this Agreement, or any Governmental Authority, as set forth in Section 5.01 of the Seller Disclosure Schedule or with the written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company Group to, use Commercially Reasonable Efforts to conduct the Business in the ordinary course of business in all material respects, including using Commercially Reasonable Efforts to (w) keep available the services of all Company Employees, (x) maintain and operate its assets and properties in a good and workmanlike manner (and consistent with good industry practice and past practices), (y) maintain all Company Intellectual Property Rights to be in full force and effect, and (z) keep all Contracts with Material Customers and Material Suppliers in full force and effect (and where such Contracts are due to expire prior to Closing, secure a renewal or extension of such Contracts on terms substantially similar to their existing terms) and comply in all material respects with all of the material terms, covenants and obligations contained in all Contracts with Material Customers.  Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as otherwise contemplated by this Agreement, required by Applicable Law, Permit, Contract in existence as of the date of this Agreement, or any Governmental Authority, as set forth in Section 5.01 of the Seller Disclosure Schedule or with the written consent of Buyer, Seller shall not permit any Company Group member to:

(i)         amend (whether by merger, consolidation or otherwise) the Organizational Documents of any Company Group member;

(ii)          split, combine or reclassify the Shares or (B) declare, set aside or pay any dividend or other distribution, other than (x) cash dividends or other cash distributions by any Company Group member to Seller, its Subsidiaries or any other Company Group member or (y) as may facilitate the settlement or elimination of intercompany accounts between a Company Group member, on the one hand, and Seller, another Company Group member and any of their respective Affiliates, on the other; provided, however, that no such dividend or distribution of cash or other payment may be made to Seller or its Affiliates to the extent such distribution or payment would cause the aggregate amount of Cash of the Company Group as of the Closing to be less than $10,000,000;

(iii)         to the extent not already included in the Company Group’s applicable annual budget that has been made available to Buyer prior to the date of this Agreement, make or incur any capital expenditures in excess of $1,000,000 in the aggregate;

(iv)      issue additional Equity Interests (except as expressly contemplated by the Pre-Closing Restructuring) or debt securities of any Company Group member or sell the Shares or the Equity Interests of any other Company Group member;

(v)          dispose of (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, in one transaction or series of transactions, any assets with a fair market value in excess of $250,000 in the aggregate (except assignments of partnership interests of Seller by the Company in connection with any acceleration of any equity award pursuant to an agreement entered into before the date of this Agreement);

(vi)         make any material loans, advances or capital contributions to, or material investments in, any other Person, other than among Company Group members;

(vii)       (A) grant or announce any modification or change in the amount (or accelerate the funding, vesting or timing of payment) of any salaries, bonuses, incentives, compensation (whether equity or equity-based), severance or any other benefits to any Service Provider except as required by (x) Applicable Law or (y)  any Collective Bargaining Agreement, (B) enter into, adopt, terminate, or amend any Employee Benefit Plan (or any arrangement that would be an Employee Benefit Plan if in effect on the date hereof), (C) provide or promise to provide any severance, retention, change of control or transaction-based or equity-based compensation to any Service Provider (other than in connection with ordinary course payments to retiring Service Providers consistent with historical practice), (D) hire, engage, or offer to hire or engage (i) a new individual Service Provider whose annual base salary, fee or other compensation would be in excess of $100,000 individually or (ii) more than one new Service Provider whose annual base salary, fee or compensation individually would be less than $100,000 but, when combined, would be in excess of $250,000 in the aggregate; (E) change the title or position of any Service Provider whose annual compensation is in excess of $100,000 or (F) terminate the employment or services of any Service Provider (other than for cause or as set forth on Section 1.01(a) of the Seller Disclosure Schedule);

(viii)     (A) prepare or file any Tax Return inconsistent with past practice in any material respects or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, (B) file any amended Tax Return, (C) settle or compromise any claim related to material Taxes, (D) enter into any closing agreement relating to Taxes, (E) otherwise settle any dispute relating to material Taxes, (F) surrender any right to claim a Tax refund, offset or other reduction in a material Tax liability, or (G) request any ruling or similar guidance with respect to Taxes;

(ix)        make any change to its methods of financial accounting, except as required by changes in GAAP or Applicable Law;

(x)          adopt a plan or agreement of complete or partial liquidation or dissolution;

(xi)         abandon or discontinue rail service over any track or facilities over which any Company Group member operates or conducts its Business as of the date of the Agreement;

(xii)        other than permits, licenses, leases, or easements in the ordinary course of business that do not directly affect the normal transportation of freight (including utility, pipe and wire crossing, roadway crossing, permits to enter and similar agreements, but excluding mineral rights leases), grant to any Person any easement, license, trackage rights, haulage rights or other right to use, access or operate over, interchange or handle rail cars or to provide service to customers on, over or along any track, facilities or other property owned or operated by any Company Group member;

(xiii)       enter into, amend or otherwise modify a Collective Bargaining Agreement;

(xiv)      enter into any neutrality agreement or grant voluntary recognition to any labor union or labor organization as representative of any Company Employees;

(xv)         incur any Indebtedness or grant any Liens (other than a Permitted Lien);

(xvi)       other than in the ordinary course of business, (A) accelerate receivables, (B) delay payables, or (C) change in any material respect its practices in connection with the payment of payables or the collection of receivables; or

(xvii)       agree or commit to do any of the foregoing.

Section 5.02 Certain Filings.  Seller and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts with Material Customers or Material Suppliers, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 5.03 Efforts; Further Assurances.

(a)          Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Laws to consummate the transactions contemplated by this Agreement, including obtaining and maintaining all approvals, waivers, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party to consummate the transactions contemplated by this Agreement; provided, however, that Seller shall not be required to pursue the NS Waiver but shall be required to cooperate with Buyer and facilitate any discussions between Buyer and NS to the extent that Buyer, at its sole option, seeks to obtain the NS Waiver.

(b)        From the date hereof until the Closing, subject to Applicable Law relating to the sharing of information, each Party shall (i) as promptly as practicable, furnish the other Party with copies of all documents (including documents containing Confidential Information to the extent subject to a protective order from the applicable Governmental Authority permitting disclosure and sharing thereof, but excluding documents for which confidential treatment against disclosure and sharing thereof has been requested or given by the applicable Governmental Authority) and correspondence (A) prepared by or on behalf of such Party for any Governmental Authority; and (B) received by or on behalf of such Party from any Governmental Authority, in each case in connection with any such consent, authorization, order or approval (including any documents submitted to or received from the STB relating to the Voting Trust) and, for the avoidance of doubt, excluding any interactions between Seller or the Company Group members and any Governmental Authority in the ordinary course of business; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the Business to be acquired hereunder, (y) as necessary to comply with contractual obligations, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, (ii) afford the other Party opportunity, in advance, to review, comment on and participate in any correspondence, pleading or filing prepared by or on behalf of such Party for any Governmental Authority, and (iii) use Commercially Reasonable Efforts to consult with and keep the other Party informed as to the status of such matters.  Further, prior to the Closing, no Party shall, nor shall it permit any of its Representatives to, meet or engage in material conversations with any Governmental Authority or Representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless it consults with the other Party in advance and, to the extent not precluded by Applicable Law or regulation or exempted by this Agreement, offers the other Party the opportunity to participate in such meeting or conversation.  Neither Seller nor Buyer shall, and each shall cause its Affiliates and Representatives not to, take, or cause to be taken, any action that it is aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any Governmental Authorities, including the STB Approval, or the NS Waiver.

(c)          Seller and Buyer agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company Group members, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.  Seller shall not, and shall cause its Affiliates not to, take any action which is intended to or which would reasonably be expected to adversely affect the ability of Buyer to obtain (or cause delay in obtaining) the STB Approval.

Section 5.04 Access.

(a)        From the date hereof until the Closing Date, Seller shall, (i) provide Buyer, the Financing Sources, the R&W Insurers and their respective Representatives reasonable access during Working Hours to the premises, personnel, properties, assets and copies of books and records (including Tax records), Contracts and other documents and data, of the Company Group; (ii) furnish to Buyer, the Financing Sources, the R&W Insurers and their respective Representatives such financial and operating data and any other information relating to the Company Group and in the possession of Seller or the Company Group members as such Persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of the Company Group to cooperate with Buyer in its investigation of the Company Group.  Any investigation pursuant to this Section 5.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company Group.  Seller shall not, and shall cause the Company Group not to, take actions or omit to take actions which would reasonably be expected to impede, prevent or delay Buyer’s due diligence investigation of the Company Group.  Notwithstanding the foregoing, Seller shall not be required to provide or cause to be provided access to or disclose or cause to be disclosed information where such access or disclosure would jeopardize the attorney-client or other privilege or contravene any Applicable Law; provided, that, in each such case, Seller shall provide Buyer with a reasonably detailed description of the information not provided and cooperate in good faith to design and implement alternative disclosure arrangements (including, to the extent applicable, entry into a joint defense agreement) to enable Buyer to evaluate any such information.  All information provided or obtained pursuant to this Section 5.04 shall be kept confidential by Buyer, the Financing Sources, the R&W Insurers and their respective Representatives in accordance with the Confidentiality Agreement.

(b)         From the date hereof until the Closing Date, without Seller’s prior written consent, Buyer shall not, and shall cause its Affiliates not to, contact any customers, vendors or suppliers of, or other third parties having business relationships with, the Company Group members, provided that if Seller provides its written consent, any such contact shall be conducted in compliance with the terms of the Confidentiality Agreement and Representatives of Seller shall be entitled to reasonable notice of, and participation in, all such meetings.  Notwithstanding the foregoing, this Section 5.04(b) shall not restrict Buyer or its Affiliates from (x) any such contact that does not relate to the Company Group, this Agreement or the transactions contemplated hereby or (y) relates to discussions with respect to the NS Waiver.

Section 5.05 Notices of Certain Events.

(a)         Seller shall promptly notify Buyer of each of the following events if such event occurs prior to the Closing:  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Buyer is permitted by such Governmental Authority).

(b)         Buyer shall promptly notify Seller of each of the following events if such event occurs prior to the Closing:  (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Seller is permitted by such Governmental Authority).

(c)         Notwithstanding anything to the contrary herein, a Party’s good faith failure to comply with this Section 5.05 shall not provide the other Party the right not to effect the transactions contemplated by this Agreement.

Section 5.06 Public Announcements; Confidentiality.

(a)         No Party shall, and no Party shall permit its Representatives to, without the prior written consent of the other Party, issue any press release or make any other public announcement relating to this Agreement or the transactions contemplated hereby, except to the extent required by Applicable Law or any regulatory or supervisory body or the rules of any securities exchange to which the disclosing Party is subject.  The Parties acknowledge that Buyer intends to file this Agreement with the U.S. Securities and Exchange Commission and that it will omit the Disclosure Schedule and exhibits from such filing.  If the U.S. Securities and Exchange Commission requests to receive a copy of any omitted Disclosure Schedule or exhibit, Buyer shall promptly notify Seller in writing and Buyer shall redact all commercially sensitive information from any Disclosure Schedule provided to the U.S. Securities and Exchange Commission, in each case, to the extent permitted by Applicable Law as determined by outside legal counsel of Buyer or its Affiliates.

(b)        Upon the Closing, the Confidentiality Agreement shall automatically terminate in its entirety.  From and after the Closing Date, except as otherwise consented to by the Party to which such Confidential Information belongs, each Party agrees that it will not, whether directly or indirectly through an Affiliate or otherwise, disclose any Confidential Information of the other Party for any reason or purpose whatsoever or, with respect to Seller, use any Confidential Information of Buyer (including Confidential Information of the Company Group) for any purposes other than in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, except for disclosures: (i) to Affiliates of such Party and such Party’s and its Affiliates’ Representatives (and, with respect to Buyer, Fortress Investment Group LLC, its Affiliates and their respective Representatives) and as otherwise may be proper in the course of performing such Party’s obligations, or enforcing such Party’s rights, under this Agreement or any other Transaction Agreement; provided, however, that each such Person to whom Confidential Information is disclosed is informed of the confidential nature of such Confidential Information, agrees to hold such Confidential Information confidential (provided, that any third party to whom Confidential Information is disclosed agrees in writing to be bound by the provisions of this Section 5.06(b) or is bound by other customary confidentiality obligations) and that such Party remains liable for any breach of this provision by such Persons and (ii) required by Applicable Law or any regulatory or supervisory body or the rules of any securities exchange to which the disclosing Party is subject; provided, however, that such Party shall (to the extent permitted by Applicable Law) provide the other Party with prompt notice of any such requirement to enable such other Party to seek an appropriate protective order or confidential treatment and shall disclose only that portion of such Confidential Information so required to be disclosed.

Section 5.07 Termination of Related Party Agreements.  On or prior to the Closing, Seller shall, and shall cause each Company Group member and their respective Affiliates to, terminate the Related Party Agreements set forth on Section 5.07 of the Seller Disclosure Schedule, and to cause all liabilities of each Company Group member and each counterparty thereunder to be terminated in full, in each case without further liability or obligation (contingent or otherwise) of Buyer and its Affiliates (including the Company Group members) effective upon the Closing.

Section 5.08 Directors and Officers.

(a)         From and after the Closing until the sixth anniversary of the Closing, Buyer shall cause each of the Company Group members to maintain in effect and continue to provide to the fullest extent permitted by Applicable Law all rights to indemnification, advancement of expenses, exculpation and other limitations on liability currently existing in favor of any current or former Representative of the Company (including any predecessors thereof) under, and in no event on terms less favorable than, those contained in the Organizational Documents of each Company Group member in effect on the date of this Agreement; provided, however, that no such Representative shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Representative’s fraud, gross negligence, willful misconduct or knowing violation of Applicable Law or for any present or future breaches of any representations, warranties or covenants by such Representative contained in the Organizational Documents of any Company Group member or in any other agreement with the Company.  At Closing, the Company shall purchase (at Buyer’s sole cost and expense) a fully paid-up “tail” policy with respect to the existing directors’ and officers’ liability insurance policies of the Company covering all current members of the board of directors, managers and officers of the Company for a period of six years following the Closing Date.  Buyer hereby covenants and agrees not to knowingly take or fail to take, and to take commercially reasonable steps to cause the Company not to take or fail to take, any action which would reasonably be expected to result in the termination, cancellation, rescission or other adverse consequence with respect to the coverage provided by such tail policy(ies).

(b)          In the event that Buyer, the Company Group members or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then in each such case, proper provision shall be made so that the successors and assigns of Buyer or the applicable Company Group member, as the case may be, shall succeed to and be bound by the obligations set forth in this Section 5.08.

(c)          The obligations of Buyer under this Section 5.08 shall not be terminated or modified in such a manner as to materially and adversely affect any Representative of the Company to whom this Section 5.08 applies without the written consent of such affected Representative of the Company (it being expressly agreed that each Representative of the Company shall be a third-party beneficiary of this Section 5.08).

Section 5.09 R&W Insurance Policy.  At Buyer’s election, Buyer may obtain a buy-side representation and warranty insurance policy and binder related to this Agreement (including any excess policies and related binders, the “R&W Insurance Policy”).  To the extent Buyer obtains an R&W Insurance Policy, Buyer will pay the required deposit fee and all other payments or fees and take all necessary actions to bind Buyer’s coverage under the R&W Insurance Policy.  If Buyer obtains an R&W Insurance Policy, Buyer shall (a) provide Seller with a reasonable opportunity to review the R&W Insurance Policy and ensure that the R&W Policy contains a waiver by the insurer of the insurer’s rights to bring any claim against Seller and any of its Affiliates and their respective directors, officers, and employees by way of subrogation, claim for contribution, or otherwise (other than in the case of Fraud committed by Seller), and that such Persons shall be third-party beneficiaries of such waiver before binding coverage and (b) provide Seller with a true and complete copy of the final and issued R&W Insurance Policy as soon as reasonably practicable following the Closing.  Seller shall, and shall cause the Company Group to, cooperate with Buyer, its Affiliates and their respective Representatives with respect to Buyer’s procurement of the R&W Insurance Policy, including by providing assistance with Buyer in conducting its diligence investigation of the Company Group and providing to Buyer or its Affiliates any diligence information required or desirable to address and remove any conditional exclusions under the R&W Insurance Policy.  If the R&W Insurance Policy is issued, Buyer shall not, without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), cancel, modify or amend the R&W Insurance Policy in any manner adverse to Seller or its partners.  For the avoidance of doubt, Buyer acknowledges and agrees that obtaining the R&W Insurance Policy is not a condition to the obligation of Buyer to consummate the Closing and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article 8 of this Agreement, to consummate the transactions contemplated by this Agreement.

Section 5.10 Financing Cooperation.

(a)         Buyer will take (or cause to be taken) all reasonable actions and do (or cause to be done) all reasonable things within its control that are necessary to obtain the Equity Financing contemplated by the Equity Commitment Letter, including fully enforcing its rights under the Equity Commitment Letter in the event of a breach thereof by the Equity Investor in accordance with the terms and subject to the conditions thereof. Buyer shall reasonably cooperate with the Company and Seller in connection with any reasonable actions that Seller deems necessary to enforce Seller’s rights as a third party beneficiary under the Equity Commitment Letter; provided that in no event shall Buyer or any of its Affiliates be required to file a lawsuit against the Equity Investor or any of its Affiliates other than a lawsuit to enforce the terms of the Equity Commitment Letter.  Buyer will provide Seller prompt notice of (i) any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or material default) by any party to the Equity Commitment Letter of which Buyer becomes aware, and (ii) the receipt of (A) any written notice or (B) other communication, in each case from the Equity Investor with respect to any (x) material breach, material default, termination, or repudiation by any party to the Equity Commitment Letter of any provision of the Equity Commitment Letter, or (y) material dispute or disagreement between or among any parties to the Equity Commitment Letter, in each case with respect to the obligation to fund the Equity Financing at the Closing; provided, in each case, that neither Buyer nor any of its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege or otherwise would violate or contravene any law, rule, regulation.  As soon as reasonably practicable, Buyer will use Commercially Reasonable Efforts to provide any information reasonably requested by Seller relating to any circumstances referred to in clause (i) or clause (ii) of the immediately preceding sentence.  Before the Closing or earlier termination of this Agreement, Buyer will not, without Seller’s prior written consent, agree to, or permit, any amendment or modification of, or waiver under, the Equity Commitment Letter, except as would not prevent or materially delay the Closing or adversely affect Buyer’s ability to fund its obligations hereunder. Buyer shall promptly deliver to Seller copies of any such permitted amendment or other modification of the Equity Commitment Letter and for purposes of this Agreement, references to “Equity Commitment Letter” shall include such document as permitted or required by this Section 5.10(a) to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver and references to “Financing” herein shall include and mean the financing contemplated by the Equity Commitment Letter as so amended, replaced, supplemented or otherwise modified, as applicable.

(b)         Before the Closing or earlier termination of this Agreement, Buyer shall not agree to or permit any termination, amendment or other modification of the Debt Commitment Letter if such termination, amendment, or modification (i) reduces the aggregate amount of the Debt Financing available thereunder to an amount that, when combined with other reasonably available sources of funds, including the Equity Financing, would be less than an aggregate cash amount sufficient for Buyer to consummate the transactions contemplated by this Agreement, including the payment of the Estimated Closing Purchase Price, and the payment of all associated costs and expenses for which Buyer is responsible pursuant hereto or (ii) imposes new or additional conditions or otherwise modifies any of the conditions to consummate the Debt Financing as set forth in the Debt Commitment Letter (provided as of the date hereof) or any other terms in a manner that would reasonably be expected to (x) materially delay or prevent the Closing or (y) make the timely funding of the Debt Financing or satisfaction of the conditions to consummate the Debt Financing under the Debt Commitment Letter materially less likely to occur, other than in each case (A) a waiver of any closing conditions by any Debt Financing Source or any agent thereof or (B) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof.  Buyer shall promptly deliver to Seller copies of any such permitted amendment or other modification of the Debt Commitment Letter and for purposes of this Agreement, references to “Debt Commitment Letter” shall include such document as permitted or required by this Section 5.10(b) to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver and references to “Financing” herein shall include and mean the financing contemplated by the Debt Commitment Letter as so amended, replaced, supplemented or otherwise modified, as applicable.  Buyer will use Commercially Reasonable Efforts to (i) take (or cause to be taken) all reasonable actions and (ii) do (or cause to be done) all reasonable things within its control that are necessary to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter.  Buyer will keep Seller reasonably informed on a current basis and in reasonable detail of material developments in respect of the Debt Financing.

(c)         From the date hereof until the Closing Date, Seller shall, and shall cause the Company Group members (and its and their respective Representatives) to, at Buyer’s sole cost and expense, provide such cooperation reasonably requested by Buyer or any of its Affiliates or Representatives in connection with the arrangement of any Financing, including Commercially Reasonable Efforts to: (i) as promptly as reasonably practicable furnish Buyer with documentation and other information of Seller and the Company Group members as required under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case, that has been reasonably requested in writing by Buyer not less than five Business Days prior to the Closing Date, (ii) facilitate the pledging of collateral and the granting of security interests to the extent required in connection with the Financing and reasonably requested by Buyer (in each case, subject to and only effective upon the occurrence of the Closing), including to deliver any original stock certificates and related powers and any original promissory notes and related powers, and execute and deliver (and assist with the production of factual information required in connection with) any credit agreement, indenture, pledge and security documents, perfection certificates, mortgages, deeds of trust, hedging agreements, legal opinions reasonably requested (including on behalf of the Financing Sources), legal opinion support certificates or other definitive financing documents or other documents related to the Financing (including schedules, insurance certificates and evidence of corporate authority) as may be reasonably requested by the Buyer, (iii) participation by senior management of Seller and the Company Group in, and assistance with, (A) the preparation of rating agency presentations, (B) meetings with rating agencies, roadshows, due diligence sessions, drafting sessions and meetings with prospective Financing Sources and (C) the preparation of confidential information memoranda, investor presentations, lender presentations, roadshow presentations and similar customary documents as may be reasonably requested by Buyer or any Financing Source (including reviewing and commenting on Buyer’s draft of a business description to be included in marketing materials or offering documents), in each case, with respect to information relating to Seller and the Company Group in connection with customary marketing efforts of Buyer for all or any portion of the Financing (collectively, the “Marketing Material”), (iv) provide reasonable and customary authorization letters, confirmations and undertakings to the Financing Sources authorizing the distribution of information relating to Seller and the Company Group to prospective Financing Sources (including with respect to the presence or absence of material non-public information and accuracy of the information contained therein) and subject to customary confidentiality provisions, (v) cause the Company’s auditors to (including by providing any customary representation letters requested by Seller’s independent auditors) deliver customary consents (including consents of accountants for use of their reports in any materials relating to the Financing) and comfort letters (including “negative assurance” and “change period” comfort) with respect to the financial information relating to the Company and its Subsidiaries as reasonably requested by the Financing Sources and to attend accounting due diligence sessions and to provide consents for the use of their reports in any materials or disclosures relating to the Financing, (vi) provide reasonably requested information relating to the compliance by Seller and the Company Group with applicable government laws and regulations, (vii) furnish Buyer with the financial statements and other information described in Section 5.11, and (viii) allow the usual and customary use of the logos of Seller and the Company Group in connection with the Financing (provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Seller’s or any Company Group member’s reputation or goodwill), subject to Seller’s prior approval of such materials; provided, however, that nothing herein shall require Seller, the Company Group members or any of their respective Representatives or Affiliates to take any action that would be effective prior to the Closing Date or to the extent it would, in Seller’s reasonable judgment, interfere unreasonably with the business or operations of Seller or its Affiliates (including the Company Group members). Seller and Company shall as promptly as reasonably practicable deliver the Required Information and shall use Commercially Reasonable Efforts to promptly notify Buyer in the event Seller or Company becomes aware such Required Information contains an untrue statement of a material fact regarding the Company and its Subsidiaries (or omits any material fact regarding the Company and its Subsidiaries necessary to make such Required Information not misleading under the circumstances).

(d)         Neither Seller nor any of its Affiliates (including the Company Group members) shall be required to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Financing or any of the foregoing that would be effective prior to the Closing Date or would be treated as a Closing Transaction Expense.  None of Seller, its Affiliates or their respective Representatives shall be required to (i) execute or enter into or perform any Contract that is not contingent upon the Closing Date or that would be effective prior to the Closing Date (other than as contemplated under Section 5.10(c)), (ii) adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained or take any corporate actions prior to the Closing Date to permit the consummation of the Financing, (iii) provide in connection with the Financing any information the disclosure of which is prohibited or restricted under Applicable Law or is legally privileged (provided that Seller, as applicable, shall use Commercially Reasonable Efforts to make substitute arrangements or permit such disclosure in a manner that would not result in the loss or waiver of any such attorney-client privilege), (iv) take any action which would result in either Seller, its Affiliates or any of their respective Representatives incurring any liability with respect to the matters relating to the Financing or cause any director, officer or employee of Seller, its Affiliates or their respective Representatives to incur any personal liability in connection with the Financing, or (v) other than with respect to current or historical financial information required to be furnished pursuant to Section 5.10(c), provide (A) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information, (B) any description of all or any component of the Financing (including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”), (C) projections, risk factors or other forward-looking statements relating to all or any component of the Financing, or (D) any solvency certificate or similar certification or representation (which items (A) through (D) shall be the sole responsibility of Buyer).  None of Seller, the Company Group members, or any of their respective Representatives or Affiliates shall be required to make any representation, warranties or certifications in connection with the Financing as to which, after the use of Commercially Reasonable Efforts to cause such representation, warranty or certification to be true, such Person has in its good faith determined that such representation, warranty or certification is not true.  Seller shall be given a reasonable opportunity to review and comment on any financing documents and review any materials that are to be presented during any meetings conducted in connection with the Financing, and Buyer shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Seller.

(e)          Buyer acknowledges and agrees that Seller will not, except as set forth in this Agreement, have any liability to any Person under or in connection with, the arrangement of the Financing that Buyer may raise in connection with the transactions contemplated by this Agreement.  Buyer shall promptly, upon request by Seller (including following a valid termination of this Agreement in accordance with Article 9), reimburse Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by Seller and the Company Group members in connection with the cooperation of Seller and its Affiliates contemplated by this Section 5.10 and shall indemnify and hold harmless Seller, the Company Group members, and their respective Representatives from and against any and all Damages suffered or incurred by any of them of any type in connection with the arrangement of the Financing, except to the extent such Damages arise from or in connection with gross negligence, willful misconduct or Fraud by Seller, the Company Group members of their respective Representatives.

(f)        Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 8.02(b), as it applies to Seller’s obligations under this Section 5.10, shall be deemed satisfied unless Seller willfully fails to perform its obligations under this Section 5.10 and such willful failure to perform has been the primary cause of the Financing not being obtained.

Section 5.11 Financial Statement Assistance.  As soon as reasonably practicable after the end of each calendar quarter ending prior to the Closing Date (commencing with the calendar quarter ending June 30, 2025), Seller shall deliver to Buyer an unaudited consolidated balance sheet for the Company Group as of the last day of such calendar quarter and the related unaudited statements of income, equity and cash flows for the three-month period then ended and for the same period in the comparative prior year.  Each of the financial statements delivered by Seller pursuant to this Section 5.11 shall be prepared in accordance with GAAP applied on a consistent basis (subject to the absence of footnote disclosures or the Company’s customary year-end adjustments). In addition to the foregoing, from the date hereof until the Closing Date, Seller shall, and shall cause its Affiliates (including, prior to Closing, the Company Group) to, provide Buyer and its Affiliates with reasonable assistance and good faith cooperation and copies of all existing financial and other records related to the Company Group to the extent reasonably requested by Buyer or any of its Affiliates to prepare (or have prepared) filings and financial statements and the notes thereto for the calendar years ended December 31, 2024 and 2023 and each calendar quarter ending after the date hereof up to and including the first calendar quarter ending immediately following the Closing Date (including, to the extent reasonably requested by Buyer, by providing any customary management representation letters).  For the avoidance of doubt, preparation of audited financial statements shall not be a condition to Closing.

Section 5.12 FCC Licenses.  Buyer and Seller shall cooperate to obtain the consent of the United States Federal Communications Commission (“FCC”) pursuant to 47 U.S.C. § 310(d) and 47 C.F.R. § 1.948 for the transfer of control of the radio license authorizations set forth on Section 5.12 of the Seller Disclosure Schedule (“FCC Licenses”) to the Voting Trust.  At least 10 days before the Closing, Seller shall initiate the electronic filing of FCC Form 603, “FCC Application for Assignments of Authorization or Transfers of Control,” through the FCC’s Universal Licensing System, for each FCC License.  Buyer shall reimburse Seller for the filing fees associated with such applications.  Buyer shall arrange for the Voting Trust to electronically approve and sign the FCC Form 603 applications through the Universal Licensing System and, within 30 days after the Closing Date, notify the FCC of the consummation of the transfer of control of each FCC License through the filing of FCC Form 603, Schedule D.

Section 5.13 Further Assurances.  From and after the Closing, each of Buyer, Seller and the Company shall use Commercially Reasonable Efforts from time to time to execute and deliver at the reasonable request of the other Party such additional documents and instruments, and to take, or refrain from taking, such other actions, as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby.

Section 5.14 Books and Records; Company Data.

(a)         Upon the Closing, by operation of the transactions contemplated hereby and without any other action required by Seller, Buyer or their respective Affiliates (including the Company Group members), the Company Group members shall be deemed to own all Company Books and Records and all Company Data, and Seller shall deliver or cause to be delivered to the trustee of the Voting Trust all Company Books and Records and all Company Data in Seller’s possession.

(b)         On and after the Closing Date, Buyer will, and will cause the Voting Trust and the Company Group members (including by causing any acquiror, successor or assignee of all or any part of the Company Group members or their respective businesses) to, (i) maintain the Company Books and Records for a period of six years (subject to the earlier disposal procedures in this Section 5.14(b)); (ii) for such six year period, upon reasonable written notice and during Working Hours, afford to Seller and its agents reasonable access to (A) properties, copies of Company Books and Records for the period prior to Closing and (B) employees and auditors of the Company Group, in each case to the extent necessary to permit Seller to perform or satisfy any legal, accounting, Tax or regulatory obligation relating to any period on, before or that includes the Closing Date; provided, in each case, that any information obtained by Seller or its agents shall be deemed Confidential Information.  Notwithstanding the foregoing, Buyer shall not be required to provide access or disclose information to the extent that such access or disclosure would jeopardize the attorney-client privilege or contravene any Applicable Law. Notwithstanding such six-year period, Buyer or its Affiliates shall be entitled to dispose of any original of the Company Books and Records, provided, that before Buyer or its Affiliates shall dispose of any such originals, Buyer shall and shall cause its Affiliates to give at least 30 days’ prior written notice of such intention to dispose of any such Company Books and Records to Seller, and Seller and its Affiliates shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such Company Books and Records as they may elect upon reasonable written notice to Buyer.

Section 5.15 Pre-Closing Restructuring.  Prior to the Closing Date, Seller shall cause the applicable Company Group members to undertake the pre-closing restructuring steps (the “Pre-Closing Restructuring”) as contemplated by that certain Distribution and Redemption Agreement, the form of which is attached as Exhibit D (the “Distribution and Redemption Agreement”). Seller shall deliver to Buyer evidence of the consummation of the Pre-Closing Restructuring reasonably satisfactory to Buyer.

Section 5.16 Exclusivity.  During the period from the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Section 9.01, Seller shall not, and shall cause the Company Group not to, and shall cause their respective Affiliates, officers, directors, employees, consultants, financial advisors, attorneys, accountants and other Representatives not to, directly or indirectly, (a) solicit, initiate, engage or participate in discussions or negotiations with any Person (other than Buyer and its Affiliates and Representatives) with respect to, or enter into any agreement or accept any offer to consummate any (i) merger or consolidation involving any Company Group member, (ii) sale of any material asset of any Company Group member, (iii) sale of the Shares or any other Equity Interests of any Company Group member (or any rights to acquire securities convertible into or exchangeable for, such Equity Interests) or (iv) similar transactions or business combinations (including pursuant to a licensing arrangement) for the acquisition of any Company Group member or its business or assets or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person (other than Buyer and its Affiliates and Representatives) to do or seek to do any of the foregoing.  Seller shall promptly notify Buyer if any Person makes any such proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).  Further, Seller shall, and shall cause each Company Group member to, and shall cause their respective Affiliates, officers, directors, employees, consultants, financial advisors, attorneys, accountants and other Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person conducted heretofore with respect to any matter described in the foregoing clauses (a) and (b).

ARTICLE 6
Employee Matters

Section 6.01 Employment Severance.  Buyer shall (or shall cause one of its Affiliates to) provide employees who are actively employed by the Company Group immediately prior to the Closing and who remain employed by the Company Group through the Closing (the “Continuing Employees”) that are terminated without cause (as determined by Buyer in its reasonable discretion) by Buyer or one of its Affiliates following the Closing and on or prior to December 31, 2026, with eligibility for the following severance benefits, in each case, subject to such employee’s valid execution and non-revocation of a separation agreement in form and substance reasonably satisfactory to Buyer that includes a general release of claims that is provided to such Continuing Employee by Buyer at the time of such termination and continued compliance with any ongoing covenants relating to the Company Group, Buyer and their respective Affiliates: (a) continued payment of such Continuing Employee’s then-current annual base salary, payable in accordance with customary payroll practices from the applicable termination date through December 31, 2026; (b) such Continuing Employee’s annual cash bonus and profit sharing payment for the fiscal year of such termination with the amount to be not less than the Continuing Employee’s annual cash bonus and profit sharing payment for the prior fiscal year, payable on the date annual cash bonuses and profit sharing payments are otherwise paid to other similarly-situated eligible employees, provided that the foregoing shall not take into account any amounts received in connection with any phantom stock or equity-based incentive plans of Seller or any of its Affiliates; and (c) if such Continuing Employee is eligible for and timely elects to continue such Continuing Employee’s health and dental coverage under COBRA, the COBRA premiums for such employee less active employee rates (which shall be payable by such Continuing Employee) until December 31, 2026 (or if earlier, until the date such Continuing Employee becomes eligible to be covered under a subsequent employer’s group health insurance plan or such Continuing Employee is no longer eligible for COBRA); provided, that the Service Providers set forth on Section 6.01 of the Seller Disclosure Schedule shall not be entitled to the foregoing benefits.  In lieu of terminating any Continuing Employee and paying the foregoing severance benefit, Buyer may elect to retain such Continuing Employee as an employee of the Company Group through December 31, 2026 and provide the same payments contemplated by Section 6.01(a) and Section 6.01(b) and continued access to the Company Group’s employee health and dental benefits, but exclude such Continuing Employee from the premises of the Company Group, withdraw any powers and duties vested in such Continuing Employee and instruct such Continuing Employee not to communicate orally or in writing with any suppliers, customers, employees, agents or Representatives of the Company Group.

Section 6.02 Maintenance of Compensation and Benefits.  During the period commencing on the Closing Date and ending on December 31, 2026 (or if earlier, the date of the employee’s termination of employment with the Company Group), Buyer shall (or shall cause its Affiliates to) provide the Continuing Employees with: (a) aggregate annual cash compensation, including base salaries or hourly wages, as applicable, annual cash bonuses and profit sharing payments (but excluding any equity-based compensation, if any), which is at least equal in terms of amount to the aggregate annual cash compensation provided to such Continuing Employees as of the prior fiscal year, adjusted to reflect any adjustments in salaries or hourly wages, as applicable, since the end of the prior fiscal year to the Closing Date, and (b) employee health, welfare and retirement benefits (but excluding defined benefit plans, deferred compensation arrangements, retiree health, life or other welfare obligations, long-term incentive compensation, retention, severance, change in control, transaction bonuses and other similar non-recurring payments or benefits), that are substantially comparable in the aggregate to the employee health, welfare and retirement benefits provided to Continuing Employees as of immediately prior to the Closing Date.

Section 6.03 Service Credit.  Buyer shall use Commercially Reasonable Efforts to grant to, or cause its Affiliates to grant to, each Continuing Employee credit for any service with, the Company Group for purposes of determining eligibility to participate in and vesting under each employee benefit plan sponsored or maintained by Buyer or any of its Affiliates in which such Continuing Employee is eligible to participate on or after the Closing Date (but excluding with respect to any defined benefit pension plan, deferred compensation plan, or retiree welfare plan or for purposes of retirement eligibility); provided, however, that (i) such credit shall not result in a duplication of benefits and (ii) such service shall not be recognized to the extent that such service was not recognized under a similar Employee Benefit Plan in effect immediately prior to the Closing Date.

Section 6.04 Pre-Existing Conditions and Co-Payments.  Buyer shall use Commercially Reasonable Efforts to or to cause its Affiliates to:

(a)        waive all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees (and their eligible dependents) under any health and welfare plans in which the Continuing Employees are eligible to participate on or after the Closing Date other than limitations, actively-at-work requirements and waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any corresponding Employee Benefit Plan maintained for the Continuing Employees immediately prior to the Closing Date; and

(b)         provide each Continuing Employee with credit for the dollar amount of all co‑payments, deductibles and similar expenses incurred by such Continuing Employee (or any covered dependent thereof) prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Continuing Employees are eligible to participate on or after the Closing Date in the plan year in which the Closing occurs.

Section 6.05 Collective Bargaining Agreements. Buyer shall (or cause its Affiliates to) continue in place and abide by any Collective Bargaining Agreement covering a Company Employee as of the Closing Date, including the terms thereof governing any qualified retirement plan; provided, however, that Buyer and its Affiliates shall be entitled to (a) modify, amend, merge or consolidate any one or more such Collective Bargaining Agreements or (b) merge or consolidate any one or more Collective Bargaining Agreements with any one or more collective bargaining agreements to which Buyer or its Affiliates (other than the Company Group) is currently a party, so long as (x) such modification, amendment, merger or consolidation is ratified by the Company Employees covered by each respective Collective Bargaining Agreement in accordance with the terms thereof and the Railway Labor Act; and (y) the aggregate benefits (including hourly wages, bonus, paid time off and qualified retirement plan) provided to each Company Employee under such modified, amended, merged or consolidated collective bargaining agreement are at least substantially comparable to the aggregate benefits provided to each Company Employee under the respective Collective Bargaining Agreement to the extent required under Section 6.02.  For the avoidance of doubt, nothing in this Section 6.05 shall limit or prohibit Buyer or its Affiliates from negotiating, amending or terminating any collective bargaining agreements of Buyer or its Affiliates (other than the Collective Bargaining Agreements).

Section 6.06 WARN Act. Prior to the Closing, Seller shall provide Buyer a schedule which shall, as of the Closing Date, set forth a list of each Service Provider who has experienced an “employment loss” (as defined in WARN) involuntarily within the prior 90-day period, together with such Service Provider’s work location and employing entity.

Section 6.07 Section 280G.  To the extent any “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) of any Company Group member or their Affiliates (a “Disqualified Individual”) would be entitled to any payment or benefit as a result of or in connection with the transactions contemplated by the Transaction Agreements (either alone or upon the occurrence of any additional or subsequent events) and such payment or benefit would constitute an “excess parachute payment” under Section 280G of the Code or would result in the imposition of any excise Tax imposed under Section 4999 of the Code, the Company Group shall, as applicable, prior to the Closing: (a) obtain a binding written waiver (each, a “Section 280G Waiver”) from each Disqualified Individual of such Disqualified Individual’s right to receive any portion of such parachute payments that exceeds three times such Disqualified Individual’s “base amount” within the meaning of Section 280G(b)(3) of the Code less one dollar (collectively, the “Excess Parachute Payments”) to the extent such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulations Section 1.280G-1 thereunder (the “Section 280G Stockholder Approval Requirements”) and (b) solicit a vote of equityholders in a manner that satisfies the Section 280G Stockholder Approval Requirements in respect of the Excess Parachute Payments payable to all such Disqualified Individuals who have executed a Section 280G Waiver.  The Section 280G Waivers, calculations, disclosure, equityholder consents and any other documents prepared, issued, distributed, adopted or executed in connection with the implementation of this Section 6.07 shall be provided to Buyer no later than seven Business Days prior to the Closing Date and shall be subject to Buyer’s prior review and comment and the Company Group shall implement any reasonable comments provided by Buyer at least three Business Days prior to the Closing Date. To the extent any Excess Parachute Payments are not approved as contemplated above, such Excess Parachute Payments shall not be made or provided to the extent waived in the Section 280G Waivers.  At least one Business Day prior to the Closing Date, the Company Group, as applicable, shall deliver to Buyer written evidence of satisfaction of the requirements of this Section 6.07 or written notice of the nonsatisfaction thereof.

Section 6.08 Discretionary Unit Program.

(a)        Buyer shall cause the Company to pay, subject to Section 6.08(c), from the Discretionary Unit Program Account to each Discretionary Unit Program Participant who is employed by the Company or any of its Subsidiaries as of the Closing Date, an amount equal to the portion of the Discretionary Unit Program Amount with respect to such Discretionary Unit Program Participant payable upon Closing as set forth on the Discretionary Unit Program Schedule, through a special payroll of the Company no later than seven Business Days following the Closing Date.

(b)       After the first anniversary of the Closing Date, Buyer shall cause the Company to pay, subject to Section 6.08(c), from the Discretionary Unit Program Account to each Discretionary Unit Program Participant who is employed by the Company or any of its Subsidiaries as of such anniversary, an amount equal to the portion of the Discretionary Unit Program Amount with respect to such Discretionary Unit Program Participant payable upon the first anniversary of the Closing Date as set forth on the Discretionary Unit Program Schedule, through a special payroll of the Company no later than seven Business Days following the anniversary.  Any Discretionary Unit Program Participant scheduled to receive a payment upon the first anniversary of the Closing Date who is not employed by the Company or any of its Subsidiaries as of the first anniversary of the Closing Date shall irrevocably forfeit any potential entitlement to payment of any Discretionary Unit Program Amount. Buyer shall cause the Company to pay to the Seller any amount remaining in the Discretionary Unit Program Account promptly after the payment of such special payroll.

(c)        Each payment from the Discretionary Unit Program Account is subject to applicable tax and withholding.  Concurrently with any payment to a Discretionary Unit Program Participant from the Discretionary Unit Program Account, the Company may access and receive from the Discretionary Unit Program Account an amount equal to the employer portion of any payroll, social security, unemployment, employment or similar Taxes incurred and paid, or obligated to be paid, by the Company in connection with such payment.

Section 6.09 No Third Party Beneficiaries.  Nothing in this Article 6, express or implied, (a) is intended to or shall confer upon any Person other than the Parties, including any Continuing Employee and Continuing Employee representative, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or limit the ability of the Company, Seller, Buyer or any of their Affiliates to amend, terminate or otherwise modify any benefit plan, (c) shall, subject to compliance with the other provisions of this Article 6, alter or limit the ability of the Company Group, Seller, Buyer or any of their Affiliates to establish, amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (d) shall be deemed to prohibit or restrict the Company Group, Seller, Buyer or any of their Affiliates from terminating the employment of any Continuing Employee following the Closing who is not covered by a Collective Bargaining Agreement, and (e) shall be construed to confer upon any Continuing Employee any right to employment or continued employment for any period of time by reason of this Agreement.

ARTICLE 7
Tax Matters

Section 7.01 Transfer Taxes.  All Transfer Taxes (including, for the avoidance of doubt, any real property transfer Tax and any similar Tax) shall be borne 100% by Buyer; provided that any Transfer Taxes arising as a result of the Pre-Closing Restructuring shall be borne entirely by Seller.  All Tax Returns with respect to Transfer Taxes shall be filed by the Party required to file the Tax Return under Applicable Law, and Buyer shall reimburse Seller for the reasonable fees and expenses incurred by Seller in the preparation and filing of any such Tax Return.  The Parties shall cooperate on a reasonable basis in connection with the preparation and filing of any Tax Returns for Transfer Taxes.

Section 7.02 Cooperation on Tax Matters.  Buyer and Seller shall, and shall cause their respective Affiliates (including, in the case of Buyer, the Company Group members after the Closing Date) to, cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and the preparation for and defense against any audit, examination or other proceeding with respect to Taxes relating to any Company Group member.  Such cooperation shall include the provision of records and information that are reasonably necessary for the preparation of any such Tax Return or for any such audit, examination or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

ARTICLE 8
Conditions to Closing

Section 8.01 Mutual Condition to Closing.  The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following condition: there shall not be in force an Order, or any Applicable Law adopted after the date hereof, enjoining, prohibiting or rendering illegal the consummation of the transactions contemplated hereby.

Section 8.02 Conditions to Buyer’s Obligation to Close.  The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by Applicable Law):

(a)         (i) the Seller Fundamental Warranties and the representation and warranty contained in Section 3.10(b) (each as qualified by the Seller Disclosure Schedule) shall be true and correct in all respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date and (ii) the representations and warranties of Seller (each as qualified by the Seller Disclosure Schedule), other than the Seller Fundamental Warranties and the representation and warranty contained in Section 3.10(b), contained in this Agreement (disregarding all qualifications contained therein relating to materiality or Material Adverse Effect) shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except, in each case, for any inaccuracy or omission that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b)        the covenants of Seller to be performed prior to the Closing shall have been performed (or any non-performance shall have been cured) in all material respects;

(c)         Buyer shall have received a certificate signed by Seller’s general partner to the effect of the foregoing Section 8.02(a) and Section 8.02(b);

(d)        no Legal Proceeding commenced by a Governmental Authority shall be pending seeking to enjoin, prohibit or render illegal the consummation of the transactions contemplated hereby;

(e)          Seller shall have delivered, or caused to be delivered, to Buyer the evidence set forth in Section 5.15;

(f)          STB shall not have notified Buyer in writing that it disapproves of placing the Shares into the Voting Trust pending the receipt of STB Approval;

(g)         The aggregate amount required to satisfy in full at the Closing all Indebtedness due to The Huntington National Bank under those certain Rail Equipment Net Leasing Agreements described as items 1 through 5 as set forth on Section 3.09 of the Seller Disclosure Schedule shall not exceed, in the aggregate, $52,116,601.84; and

(h)          Seller shall have delivered, or caused to be delivered, to Buyer the deliverables set forth in Section 2.05(a).

Section 8.03 Conditions to Seller’s Obligation to Close.  The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by Applicable Law):

(a)          (i) the Buyer Fundamental Warranties contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct in all respects at and as of such date, and (ii) the representations and warranties of Buyer, other than the Buyer Fundamental Warranties, contained in this Agreement shall be true and correct as of the Closing Date, as if made at and as of such date, except with respect to representations and warranties that speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except any inaccuracy or omission that would not reasonably be expected, individually or in the aggregate, to materially impair Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby;

(b)         the covenants of Buyer to be performed prior to the Closing shall have been performed (or any non-performance shall have been cured) in all material respects; and

(c)        Seller shall have received a certificate signed by an executive officer of Buyer to the effect of the foregoing Section 8.03(a) and Section 8.03(b); and

(d)          Buyer shall have delivered, or caused to be delivered, to Seller the deliverables set forth in Section 2.05(b).

Section 8.04 Consummation of Closing.  All conditions to the Closing shall be deemed to have been satisfied or waived at and after the consummation of the Closing.  Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by the failure of Seller or Buyer, respectively, to comply with its obligations under this Agreement. Notwithstanding anything herein to the contrary, the Buyer and Seller acknowledge and agree that the Closing shall not occur before August 20, 2025.

ARTICLE 9
Termination

Section 9.01 Termination.

(a)          This Agreement may be terminated at any time prior to the Closing:

(i)           by mutual written agreement of Seller and Buyer;

(ii)          by either Seller or Buyer if Closing has not occurred before the 90th day after the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(a)(ii) shall not be available to any Party whose breach of any provision of this Agreement results in the failure of the Closing to have occurred by such time;

(iii)         by either Seller or Buyer if any court of competent jurisdiction or other Governmental Authority shall have issued an Order or taken any other action enjoining, prohibiting or rendering illegal the consummation of the transactions contemplated hereby and such Order or other action shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.01(a)(iii) shall not be available to any Party whose breach of any provision of this Agreement results in such Order or action;

(iv)        by Buyer if there is any material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions specified in Section 8.01 or Section 8.02 would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller, then, for a period of up to 30 days after receipt by Seller of notice from Buyer of such breach (the “Seller Cure Period”) such termination shall not be effective and the End Date shall be automatically revised to be the later of the original End Date and the first Business Day following the end of the Seller Cure Period, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period;

(v)         by Seller if there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 8.01 or Section 8.03 would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer, then, for a period of up to 30 days after receipt by Buyer of notice from Seller of such breach (the “Buyer Cure Period”) such termination shall not be effective and the End Date shall automatically be revised to be the later of the original End Date and the first Business Day following the end of the Buyer Cure Period, and such termination shall become effective only if the Terminating Buyer Breach is not cured within the Buyer Cure Period; or

(vi)         by Seller if (A) the Marketing Period has ended and all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than (1) those conditions which by their terms or nature are to be satisfied at the Closing and (2) those conditions the failure of which to be satisfied is caused by or results from a breach by Buyer of this Agreement) as of the date the Closing should have occurred pursuant to Section 2.03, (B) Buyer has failed to consummate the transactions contemplated by this Agreement on or prior to the date on which the Closing should have occurred pursuant to Section 2.03, (C) following such failure to consummate the transactions contemplated by this Agreement, Seller has confirmed in writing to Buyer that all of the conditions set forth in Article 8 have been satisfied (other than conditions that, by their nature, are to be satisfied by actions taken at the Closing and which were, as of the date the Closing should have occurred pursuant to Section 2.03, capable of being satisfied) or that it is willing to waive any unsatisfied conditions to its obligation to the Closing as set forth in Article 8 and is prepared to proceed with Closing and (D) Buyer fails to consummate the Closing within five Business Days after the delivery of such notice.

(b)        The Party desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other Party.

Section 9.02 Effect of Termination.  If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of any Party (or any Representative of such Party) to the other Party; provided, however, that if this Agreement is terminated pursuant to Section 9.01 and such termination resulted from the willful (i) failure to fulfill a condition to the performance of the obligations of the other Party set forth in Article 8 or (ii) failure to perform a covenant of such Party set forth in this Agreement, which act or failure to act constitutes in and of itself a material breach of this Agreement (each, a “Willful Breach”), such Party shall be fully liable for any and all Damages incurred or suffered by the other Party as a result of such Willful Breach.  The provisions of Article 1, Section 5.10(d), this Section 9.02 and Article 10 shall survive any termination of this Agreement and, for the avoidance of doubt, the Confidentiality Agreement shall continue to survive in accordance with its terms.

ARTICLE 10
Miscellaneous

Section 10.01 Survival.  The representations and warranties and the covenants and agreements (other than any covenant or agreement contained in this Agreement or in any other Transaction Agreement that by its terms contemplates performance in whole or in part at or after the Closing) of the Parties contained in this Agreement, any other Transaction Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, shall terminate and be of no further force or effect at the Closing (other than for purposes of coverage under the R&W Insurance Policy or with respect to claims of Fraud).  Except in the case of Fraud and except as set forth in the immediately preceding sentence, following the Closing, the R&W Insurance Policy shall provide the exclusive remedy for any misrepresentation or breach of representation and warranty or other claim arising out of this Agreement or the transactions contemplated hereby (other than claims with respect to the determination of the Adjustment Amount, which shall be resolved in accordance with Section 2.06) or any Legal Proceedings against, or Damages suffered by, Buyer or its Affiliates relating to the Company Group, the Shares or the Business or any actions taken or failed to be taken by any of the Released Parties in any capacity related to Company Group, the Shares or the Business occurring or arising on or prior to the Closing Date.

Section 10.02 Notices.  All notices, requests and other communications to any Party shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer to:

Percy Acquisition LLC
c/o Fortress Investment Group LLC
111 W 19th St, 2nd Floor
New York, NY 10011
Attention: Kenneth J. Nicholson
      Frank Carfora
Email:       knicholson@fortress.com
      fcarfora@fortress.com
with a copy to:
Sidley Austin LLP
1501 K Street, N.W.
Washington, D.C. 20005
Attention: Terence M. Hynes
Email:  thynes@sidley.com

if to Seller to:

WLE Management Partners, L.P.
100 East First Street
Brewster, Ohio 44613
Attention: Kristin Parsons; Jonathan Chastek; Alexander C. Jarvis
Email:  kparsons@wlerwy.com; jchastek@wlerwy.com; ajarvis@wlerwy.com with a copy to:

Calfee, Halter & Griswold LLP
The Calfee Building
1405 East Sixth Street
Cleveland, OH 44114
Attention:  Michael French; John McGuire
Email:  mfrench@calfee.com; jmcguire@calfee.com

or to such other address as such Party may hereafter specify for the purpose by notice in writing to the other Parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received during Working Hours in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.03 Seller Disclosure Schedule.  The Seller Disclosure Schedule is incorporated in and made a part of this Agreement as if set forth in full herein.  Disclosure of any item on the Seller Disclosure Schedule shall not constitute an admission or indication that such item or matter is material or would constitute a Material Adverse Effect, is outside the ordinary course of business or is required to be disclosed.  No disclosure on the Seller Disclosure Schedule relating to a possible breach or violation of any Contract, Applicable Law or Order shall be construed as an admission or indication that any breach or violation exists or has actually occurred.  Nothing contained in the Seller Disclosure Schedule should be construed as an admission of liability or responsibility of any Party to any third party in connection with any pending or threatened Legal Proceeding or otherwise.  Any disclosure, exception, qualification, limitation, document or other item described in any exhibit, schedule, provision, sub-provision, Section or subsection of the Seller Disclosure Schedule with respect to a particular representation or warranty contained in this Agreement shall be deemed to be an exception or qualification with respect to all other representations and warranties contained in this Agreement.  Except as otherwise expressly set forth in any Section or subsection of the Seller Disclosure Schedule, in no event will the listing or disclosure of any information or document in any Section or subsection of the Seller Disclosure Schedule or in the documents referred to or incorporated by reference in any such Section or subsection of the Seller Disclosure Schedule constitute or be deemed to imply any representation, warranty, undertaking, covenant or other obligation of Seller not expressly set out in this Agreement or will such disclosure be construed as extending the scope of any representation or warranty, undertaking, covenant or obligation set out in this Agreement.  Where a document is referred to but not attached, or a reference is made to a particular part only of such a document, the reference to the document in the Seller Disclosure Schedule shall be deemed to incorporate by reference all terms and conditions of, and amendments, purchase orders, schedules and annexes to, such document, provided that such documents, amendments, purchase orders, schedules and annexes, as applicable, were made available to Buyer at least one Business Day prior to the date of this Agreement.  The information about Contracts or documents listed in the Seller Disclosure Schedule is for identification purposes and is not intended to summarize the terms of such Contracts or documents.  Where the terms and conditions of a Contract or document are referenced, summarized or described in the Seller Disclosure Schedule, such reference, summary or description does not purport to be a complete statement of the terms or conditions of such Contract or document and such reference, summary or description is qualified in its entirety by the specific terms and conditions of such Contract or document, provided that a copy of such Contract or document was made available to Buyer at least one Business Day prior to the date of this Agreement.

Section 10.04 Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties, except that Buyer may any assign its rights and obligations under this Agreement to any of its Affiliates without Seller’s prior written consent if all of the following conditions are met: (i) Buyer gives Seller written notice of such assignment before its effectiveness, (ii) the Affiliate assumes in writing all obligations of Buyer under this Agreement, and (iii) Buyer remains jointly and severally liable with the Affiliate for the performance of all obligations under this Agreement. Any assignment in violation of this Section 10.04 is null and void.

Section 10.05 Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof.  Each Party waives any right to assert any theory of “force majeure,” “frustration of purpose,” “impracticability,” “impossibility” or other theory under Applicable Law that would have the effect of excusing any Party from its obligations to perform hereunder or that would otherwise have the effect of terminating or suspending this Agreement or delaying or preventing the performance of the transactions contemplated hereby.

Section 10.06 Amendment and Waiver.

(a)          Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)          No failure or delay by any Party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)          Except as set forth in Section 10.01, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

(d)          Notwithstanding anything to the contrary herein, any waiver or amendment of Section 10.06, Section 10.08, Section 10.09, Section 10.10, Section 10.13, Section 10.14, Section 10.15, in each case, to the extent such waiver or amendment would adversely affect the rights of a Debt Financing Source or the Equity Investor or any of their respective Financing Related Parties, shall also require the written approval of such Debt Financing Source or the Equity Investor, as applicable.

Section 10.07 Costs.  Except as otherwise expressly provided herein (including Section 5.03 and Section 5.10(e)), all costs and expenses incurred in connection with this Agreement shall be paid by the Party (including its Affiliates) incurring such cost or expense.

Section 10.08 Severability.  Each term, provision, covenant and restriction of this Agreement is severable.  If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the Parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 10.09 Third Party Rights.  Except for Section 5.08, Section 10.01, Section 10.04 the last sentence of this Section 10.09, and Section 10.11, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the Parties and their respective successors and assigns.  Notwithstanding the foregoing, the Debt Financing Sources and the Equity Investor and their respective Financing Related Parties in connection with the transactions contemplated by this Agreement shall be express third-party beneficiaries of, and may enforce, the applicable provisions of Section 10.06, Section 10.10, Section 10.13, and Section 10.15, and such Sections shall expressly inure to the benefit of such Debt Financing Sources and their Financing Related Parties and the Equity Investor, and such Debt Financing Sources and their Financing Related Parties and the Equity Investor shall be entitled to rely on and enforce the provisions of such Section.

Section 10.10 Financing Source Liability.  Notwithstanding anything herein to the contrary, Seller and its Affiliates shall not have any claim against any Debt Financing Source or the Equity Investor in connection with the transactions contemplated by this Agreement or its Financing Related Parties, nor shall any such Debt Financing Source or its Financing Related Parties or the Equity Investor have any liability whatsoever to Seller and its Affiliates, in connection with the Debt Financing, the Equity Financing or in any way relating to this Agreement or any of the transactions or services contemplated thereby or hereby, whether at law, in equity, in contract, in tort or otherwise.  Under no circumstances shall any Party to this Agreement be entitled to recovery from any such Debt Financing Source or the Equity Investor or their respective Financing Related Parties consequential, indirect, punitive, exemplary or special damages arising out of or relating to the transactions contemplated by this Agreement, the Equity Financing or the Debt Financing.

Section 10.11 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a)          It is acknowledged by each of the Parties, on behalf of itself and its directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that Seller retained Calfee, Halter & Griswold LLP and Fletcher & Sippel LLC to act as their legal counsel in connection with the transactions contemplated hereby.  Each Party hereby agrees that, in the event of any dispute, controversy or claim (whether sounding in contract, tort, common law, statutory law, equity or otherwise) (“Dispute”) arising after the Closing relating to the negotiation, preparation, execution and delivery of this Agreement, the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby (the “Current Representation”), Calfee, Halter & Griswold LLP and Fletcher & Sippel LLC may represent Seller and its Affiliates and Subsidiaries (including their direct and indirect equityholders and, for the avoidance of doubt, excluding the Company Group members) (collectively, the “Seller Entities”) in such Dispute, even though the interests of the Seller Entities may be directly adverse to Buyer, the Company Group members or any of their respective Affiliates, and even though Calfee, Halter & Griswold LLP and Fletcher & Sippel LLC may formerly have represented Buyer, the Company Group members or any of their respective Affiliates in a matter substantially related to such Dispute, or may be handling ongoing matters for Buyer, the Company Group members or any of their respective Affiliates.  Buyer, on behalf of itself and its other Waiving Parties (including the Company Group following the Closing), hereby consents to and waives (and will not assert) any conflict of interest or any claim or objection arising therefrom or relating thereto.

(b)         Buyer further agrees that all communications among Calfee, Halter & Griswold LLP, Fletcher & Sippel LLC, Seller, the Company Group members, any of their respective Affiliates and Subsidiaries and the other Seller Entities that relate in any way to the Current Representation (including all of the client files and records in the possession of Calfee, Halter & Griswold LLP and Fletcher & Sippel LLC related thereto) constitute attorney-client privileged communications between the Seller Entities and each of Calfee, Halter & Griswold LLP and Fletcher & Sippel LLC and the attorney-client privilege and the expectation of client confidence belongs to the Seller Entities and may be controlled by the Seller Entities and will not pass to or be claimed by Buyer or any of its Affiliates (including the Company Group members following the Closing and, in connection therewith, the Company Group members are transferring any rights in respect thereof to Seller).  From and after the Closing, Buyer, on behalf of itself and its other Waiving Parties (including the Company Group members following the Closing), waives and will not assert any attorney-client privilege with respect to any communication among Calfee, Halter & Griswold LLP, Fletcher & Sippel LLC, Seller, the Company Group members, any of their respective Affiliates and Subsidiaries and the other Seller Entities occurring in connection with the Current Representation.  Notwithstanding the foregoing, if a Dispute relating to the negotiation, preparation, execution and delivery of this Agreement, the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby arises between Buyer or any Company Group member, on the one hand, and a third party, on the other hand, Buyer or such Company Group member may assert confidentiality protection or the attorney-client privilege with respect to all such communications to prevent the disclosure thereof; provided that Buyer or such Company Group member may not waive such privilege without the prior written consent of Seller.  None of Buyer, the Company Group members or any of Buyer’s other Waiving Parties, or any Person purporting to act on behalf of or through Buyer, any Company Group member or any of Buyer’s other Waiving Parties, will access or seek to obtain access to any such communications, or to the files of Calfee, Halter & Griswold LLP and Fletcher & Sippel LLC relating to the Current Representation.  Calfee, Halter & Griswold LLP and Fletcher & Sippel LLC will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of Buyer, the Company Group members or any of Buyer’s other Waiving Parties by reason of any attorney-client relationship between Calfee, Halter & Griswold LLP or and Fletcher & Sippel LLC, on the one hand, and the Company Group members, on the other hand, or otherwise.  In addition, Buyer agrees that it would be impractical to remove all attorney-client communications from the records (including e-mails and other electronic files) of the Company Group members.  Accordingly, as to any such communications prior to the date hereof, Buyer, on behalf of itself and its other Waiving Parties (including the Company Group members following the Closing), further agrees that no such Person may use, rely on or access without the prior written consent of Seller any of such communications in a manner that may compromise the attorney-client privilege of such communications or otherwise be adverse to Seller or any of its Affiliates.

(c)          It is expressly agreed that Calfee, Halter & Griswold LLP and Fletcher & Sippel LLC shall each be a third-party beneficiary of this Section 10.11.

Section 10.12 Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, and by each Party on separate counterparts.  Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties.  Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Delivery of a counterpart hereof by email attachment shall be an effective mode of delivery.

Section 10.13 Governing Law; Jurisdiction.

(a)         This Agreement shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the conflicts of Law rules of such state.

(b)         Except for disputes relating to the Final Closing Statement, each of the Parties (i) consents to submit itself to the personal jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iv) waives the defense of an inconvenient forum to the maintenance of any Legal Proceeding related to or arising out of this Agreement or the transactions contemplated by this Agreement and (v) consents to service of process being made through the notice procedures set forth in Section 10.02. The Parties agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c)          Notwithstanding anything to the contrary, the Seller agrees that (i) any claim, action, suit, investigation or other proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources or the Equity Investor or any of their respective Financing Related Parties, arising out of or relating to, this Agreement and/or the Debt Financing, the Equity Financing or any of the agreements entered into in connection therewith or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof) and each party hereto irrevocably submits itself and its property with respect to any such claim, action, suit, investigation or other proceeding to the exclusive jurisdiction of such court, (ii) any such claim, action, suit, investigation or other proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any commitment letter or other applicable definitive document relating to the Debt Financing or the Equity Financing, as applicable, (iii) agrees not to bring or support or permit any of its respective Affiliates to bring or support any claim, action, suit, investigation or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source or the Equity Investor or any of their respective Financing Related Parties in any way arising out of or relating to, this Agreement, the Equity Financing or the Debt Financing or any of the transactions contemplated hereby or the performance of any services thereunder in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof) and (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such claim, action, suit, investigation or other proceeding in any such court.

Section 10.14 Specific Performance.  The Parties agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at Law or in equity.  Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  To the extent any Party brings a Legal Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the End Date shall automatically be extended to (a) the 20th Business Day following the resolution of such Legal Proceeding or (b) such other time period established by the court presiding over such Legal Proceeding.

Section 10.15 Waiver of Jury Trial.

(a)          EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)          THE SELLER KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR OTHER PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE OR THE EQUITY INVESTOR OR ANY FINANCING RELATED PARTY IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE EQUITY FINANCING OR THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized Representatives as of the day and year first above written.

PERCY ACQUISITION LLC
By:	/s/ Kenneth Nicholson
Name: Kenneth Nicholson
Title: President

WLE MANAGEMENT PARTNERS, L.P.
By:	LR Parsons Corp., its general partner

By:	/s/ Larry Parsons
Name: Larry Parsons
Title: Pesident

[Signature Page to Stock Purchase Agreement]